Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS

RidgeWorth Holdings LLC

As of December 31, 2015 and 2014 and

For the Years Ended December 31, 2015 and 2014

With Report of Independent Auditors

RidgeWorth Holdings LLC

Consolidated Financial Statements

December 31, 2015 and 2014

Report of Independent Auditors

The Board of Directors and Members of RidgeWorth Holdings LLC

We have audited the accompanying consolidated financial statements of RidgeWorth Holdings LLC and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of comprehensive income, changes in members’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of RidgeWorth Holdings LLC and Subsidiaries at December 31, 2015 and 2014, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Atlanta, Georgia

December 16, 2016

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RidgeWorth Holdings LLC

Consolidated Balance Sheets

	December 31, 2015	December 31, 2014

ASSETS

Cash	$95,872,915	$68,333,241
Receivables and accrued income	22,905,397	24,085,222
Trading securities	13,348	18,698
Investments in collateralized loan obligations	3,145,835	—
Prepaid assets	2,209,527	2,144,894
Assets of consolidated investment product:
Cash and cash equivalents of consolidated investment product	22,057,122	—
Loans held for sale of consolidated investment product, at fair value	383,418,957	—
Receivables and accrued income of consolidated investment product	1,358,609	—
Intangible assets, net	168,625,797	173,025,500
Goodwill	42,725,850	42,725,850
Furniture, equipment and leasehold improvements, net	5,776,651	4,034,284
Investment, equity method	4,695,787	4,536,313
Investments, other	2,587	5,050
Other assets	12,425	196,751

Total assets	$752,820,807	$319,105,803

LIABILITIES AND EQUITY
Liabilities
Accounts payable	$1,043,290	$—
Income taxes payable	13,084	—
Accrued compensation	36,509,484	44,136,528
Accrued lease obligations	3,048,099	2,230,866
Other payables	5,179,415	3,610,589
Liabilities of consolidated investment product:
Due to brokers for loans purchased of consolidated investment product	13,091,473	—
Other payables of consolidated investment product	221,382	—
Accrued interest of consolidated investment product	3,582,830	—
Long term debt from consolidated investment product, at fair value	370,488,280	—
Long term debt, net of deferred financing costs	110,042,738	111,342,513
Long term deferred compensation	700,000	1,400,000
Promissory notes	2,096,254	—

Total liabilities	546,016,329	162,720,496

Commitment and Contingencies (Note 14)

Equity
Members’ Equity	206,804,478	156,385,307

Total equity	206,804,478	156,385,307

Total liabilities and equity	$752,820,807	$319,105,803

The accompanying notes are an integral part of these consolidated financial statements.	Page | 2

RidgeWorth Holdings LLC

Consolidated Statements of Comprehensive Income

	Year Ended December 31, 2015	Year Ended December 31, 2014

Operating revenues:
Investment management fees	$162,121,471	$104,368,846
Performance fees	3,204,374	835,305

Total operating revenues	165,325,845	105,204,151

Operating expenses:
Compensation and benefits	74,185,392	45,304,090
Distribution and servicing	7,564,502	4,642,293
General and administrative	34,525,660	24,749,910
General and administrative of consolidated investment product	7,919,989	—
Depreciation and other amortization	1,171,922	622,118
Amortization of intangibles	4,399,703	2,194,500

Total operating expenses	129,767,168	77,512,911

Operating income	35,558,677	27,691,240

Other income (expenses)
Realized and unrealized gain (loss) on investments, net	454,004	599,760
Realized and unrealized gain (loss) of consolidated investment product, net	4,895,025	—
Other expense, net	(6,270)	(45,360)

Total other income, net	5,342,759	554,400

Interest income (expenses)
Interest income	892,142	—
Interest expense	(6,887,549)	(3,993,168)
Interest income of consolidated investment product	6,403,386	—
Interest expense of consolidated investment product	(3,709,536)	(3,993,169)

Total interest income, net	(3,301,557)	(3,993,169)

Net income before income taxes	37,599,879	24,252,471
Income taxes	(13,556)	—

Net income	$37,586,323	$24,252,471

Other comprehensive income	—	—

Total comprehensive income	$37,586,323	$24,252,471

The accompanying notes are an integral part of these consolidated financial statements.	Page | 3

RidgeWorth Holdings LLC

Consolidated Statements of Cash Flows

	Year Ended December 31, 2015	Year Ended December 31, 2014

Cash flows from operating activities:
Net income	$37,586,323	$24,252,471
Adjustments to reconcile net income to net cash provided by operating activities:
Fixed asset depreciation and other amortization	1,171,922	622,118
Loss on retirement of fixed assets	67,927	10,732
Amortization of intangibles	4,399,703	2,194,500
Amortization of debt deferred financing fees	712,725	369,141
Amortization of discounts on notes payable of consolidated investment product	(126,706)	—
Equity based compensation	773,434	221,949
Net losses on trading assets	615,457	505,251
Gain on equity method investments	(1,069,462)	(1,105,012)
Gain on investments from consolidated investment product	(4,895,025)	—
Loans held for sale of consolidated investment product, net	(381,742,095)	—
Changes in operating assets and liabilities:
Net change in other assets/liabilities of consolidated investment product	16,244,749	—
Net decrease in other assets	1,193,646	4,884,508
Net increase in other liabilities	(2,752,679)	13,589,351

Net cash provided by operating activities	(327,820,081)	45,545,009

Cash flows from investing activities:
Cash paid for acquisition, net	—	(175,606,722)
Purchases of trading assets	(1,770,281)	(23,298)
Purchases of investment in collateralized loan obligations	(22,233,212)	—
Proceeds from disposal of fixed assets	1,000	3,400
Purchases of fixed assets	(2,058,560)	(715,596)

Net cash used for investing activities	(26,061,053)	(176,342,216)

Cash flows from financing activities:
Capital contributions	36,407,783	127,268,646
Acquisition related retention plan payments	(2,505,750)	(11,120,531)
Deferred earn out paid, net	—	(2,571,391)
Proceeds from debt, net	—	111,835,863
Paydown of debt	(2,012,500)	(862,500)
Distributions to members	(10,401)	—
Distributions to members for taxes	(22,002,112)	(25,419,639)
Borrowings of consolidated investment product, net	393,614,986	—

Net cash provided by financing activities	403,492,006	199,130,448

Foreign currency effect on cash and cash equivalents	(14,076)	—

Increase in cash and cash equivalents	49,596,796	68,333,241
Cash and cash equivalents at beginning of year	68,333,241	—

Cash and cash equivalents at end of year	$117,930,037	$68,333,241

Supplemental disclosures
Interest expense paid	$6,040,770	$3,594,157
Interest expense paid from consolidated investment product	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.	Page | 4

RidgeWorth Holdings LLC

Consolidated Statements of Changes in Equity

Equity
Balance at May 30, 2014*	$—
Capital contribution	157,071,137
Net income	24,252,471
Deferred earn out contribution	745,031
Equity based compensation	221,949
Distribution to members for taxes	(25,905,281)

Balance at December 31, 2014	$156,385,307

Adjustment for adoption of ASU 2014-13	(1,378,163)

Balance at January 1, 2015 (adjusted)	$155,007,144

Capital contribution	36,407,783
Net income	37,586,323
Equity based compensation	773,434
Repurchase of units	(2,096,254)
Distribution to members	(10,401)
Distribution to members for taxes	(20,849,475)
Foreign currency translation adjustment	(14,076)

Balance at December 31, 2015	$206,804,478

The accompanying notes are an integral part of these consolidated financial statements.	Page | 5

RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

1. Nature of Business

RidgeWorth Holdings LLC (“RidgeWorth” or “the Company”) operates in the investment management industry through its subsidiaries. RidgeWorth was formed on November 14, 2013 by the member-employees of RidgeWorth Capital Management, LLC (“RidgeWorth Capital”) to buy RidgeWorth Capital from SunTrust Banks, Inc. (“SunTrust”). The Company was dormant until May 30, 2014, during which no income was earned or expenses incurred, when it in partnership with affiliated investment funds of Lightyear Capital, a private equity firm, and its co-investors (together “Investors”) acquired all outstanding equity interests of RidgeWorth Capital from SunTrust for a price of $265 million subject to contractual adjustments. Capital contributed by the Investors, and the addition of $115 million borrowed by Space Acquisition Co. LLC provided the proceeds used in the purchase from SunTrust of its interest in RidgeWorth Capital, hereafter referred to as “Purchase Transaction”. Goodwill of $42.7 million and intangible assets of $175.2 million were recognized in the transaction. Member-employees then exchanged all their interests, net of taxes, in RidgeWorth Capital for interests in the Company. Upon the close of the transaction, RidgeWorth Capital became a wholly-owned subsidiary of the Company.

The Company’s wholly-owned subsidiary RidgeWorth Capital is a Securities and Exchange Commission (SEC) registered investment adviser and holding company with varying degrees of ownership in other institutional asset management boutiques offering a wide array of equity and fixed income management capabilities. Four of these boutiques are wholly-owned including: Ceredex Value Advisors, Certium Asset Management, Seix Investment Advisors and Silvant Capital Management. The Company has a minority interest in Zevenbergen Capital Investments LLC. RidgeWorth Capital wholly owns RidgeWorth International Ltd. which was incorporated in England and Wales on January 29, 2015. The office is located in London, England and facilitates international sales operations. The consolidation of RidgeWorth Holdings LLC and its wholly-owned subsidiaries will hereafter be referred to as “RidgeWorth” or the “Company”.

On January 1, 2015, StableRiver Capital Management LLC, a wholly-owned boutique as of December 31, 2014 merged with and into Seix Investment Advisors LLC and all of StableRiver Capital Management LLC’s assets, liabilities, equity, and operations were assumed by Seix Investment Advisors LLC.

RidgeWorth Capital Management LLC and its wholly-owned boutiques managed approximately $37.7 billion and $45.6 billion in assets under management on December 31, 2015 and December 31, 2014, respectively. Consolidated operations for the year ended December 31, 2014 include seven months of activity, beginning after the Purchase Transaction on May 30, 2014.

2. Significant Accounting Policies

Basis of Presentation

These consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles, or U.S. GAAP, and reflect all adjustments necessary for a fair presentation of the Company’s balance sheets, results of operations, and cash flows for the years presented. All intercompany accounts and transactions have been eliminated.

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RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

Basis of Consolidation

The Company provides investment management services to, and has transactions with investment products in the normal course of business for the investment of client assets. The Company serves as the investment manager, making day-to-day investment decisions concerning the assets of these products. Certain of these entities may be considered variable interest entities (VIEs) if the criteria for consolidation are met. A VIE, in the context of the Company and its managed funds, is a fund that does not have sufficient equity to finance its operations without additional subordinated financial support, or a fund for which the risks and rewards of ownership are not directly linked to voting interests. The Company will consolidate certain managed funds that meet the definition of a VIE if the Company has been deemed to be the primary beneficiary of those funds. During 2015, the Company was deemed to be the primary beneficiary of one VIE to which it provides services and in which it holds an investment. See Note 12 for further details.

The consolidated financial statements include the accounts of the Company, its majority or wholly-owned subsidiaries of which a greater than 50% interest is held or management has determined that they have control of the operations of such entity, and VIEs where the Company is the primary beneficiary. All inter-company accounts and transactions have been eliminated in consolidation. The Company reports any noncontrolling interest in its subsidiaries and consolidated entities in the equity section of the Consolidated Balance Sheets and separately presents the income or loss attributable to the noncontrolling interest in its Consolidated Statements of Comprehensive Income. Investments in companies which (1) are not VIEs, (2) where the Company owns a voting interest of 20% to 50%, or (3) for which it does not have the ability to exercise significant influence over operating and financing decisions, are accounted for using the equity method of accounting.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the balance sheet dates and the reported amounts of revenues and expenses for the years presented. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash in banks and money market mutual funds.

Loans Held for Sale

Loans held for sale from the consolidated investment product is comprised of commercial leveraged loans for which the Company has elected to account for at fair value. See Note 12, Consolidated Investment Products, where further discussed.

Furniture, Equipment and Leasehold Improvements

Furniture, equipment and leasehold improvements are valued at cost and depreciated on a straight-line basis over their useful economic lives.

An item of furniture, equipment and leasehold improvement is removed upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal of the asset, calculated as the difference between the net

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RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

disposal proceeds and the carrying amount of the item, is included in the Consolidated Statements of Comprehensive Income in the year the item is sold or retired. Furniture, equipment and leasehold improvements are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable.

All leases are classified as operating leases. Operating lease payments are recognized as an expense in the Consolidated Statements of Comprehensive Income on a straight-line basis over the lease term. Benefits received as an incentive to enter into an operating lease recognized under ASC Topic 840 “Lease Incentives” are recognized in the Consolidated Balance Sheets as Accrued lease obligations and are expensed on a straight-line basis over the lease term.

Goodwill and Other Intangible Assets

Goodwill arising from acquisitions, being the excess of the cost of a business combination over the fair value of the identifiable assets (including intangible assets identified), and liabilities acquired, is capitalized in the Consolidated Balance Sheets.

Goodwill and indefinite lived intangibles are reviewed for impairment annually or more frequently if changes in circumstances indicate that the carrying value may be impaired. The impairment test is performed in two steps. The first step is used to identify potential impairment and the second step, if required, measures the amount of impairment by comparing the carrying amount of the asset to its implied fair value. If the implied fair value exceeds the carrying amount, there is no impairment. If the carrying value exceeds the implied fair value, an impairment charge is recorded for the excess.

Identified intangible assets that have a designated and finite life are amortized over their useful lives and are evaluated for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable.

Debt and Financing Costs

Debt issuance costs are recognized as a direct deduction from the carrying amount of the debt liability under Accounting Standards Update 2015-03, “Interest – Imputation of Interest (Subtopic 835-30) – Simplifying the Presentation of Debt Issuance Costs (ASU 2015-03)”. After initial recognition for 2014, debt issuance costs are measured at amortized cost. Finance charges and debt issuance costs are amortized over the term of the debt using the effective interest method. Interest charges are recognized in the Consolidated Statements of Comprehensive Income in the year in which they are incurred.

Trading Securities

Trading securities are predominantly comprised of mutual funds registered under the Investment Company Act of 1940. These securities are actively traded in the market and thus valued using an exchange traded market price for these instruments. Changes in fair value are recognized within investment income/(loss) in the Consolidated Statements of Comprehensive Income and the fair value is recognized in the Consolidated Balance Sheets.

From time to time, the Company provides seed capital on the launch of its products or products of its associates. The seed capital investments vary in duration depending on the nature of the investment and represent less than 50% of the underlying fund’s size. Given the limited size and nature of these investments, RidgeWorth does not consider itself to have significant influence or control over the underlying funds to merit accounting for them using the equity method or consolidating them in the Company’s consolidated financial statements.

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RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

Investment in Collateralized Loan Obligations

Investments in collateralized loan obligations are recognized at fair value. These investments are valued using independent broker pricing. The changes in fair value are recognized within investment income in the Consolidated Statements of Comprehensive Income and the fair value as of December 31, 2015 is recognized in the Consolidated Balance Sheets. The Company does not consider itself to have significant influence or control over the collateralized loan obligations to merit accounting for them using the equity method or consolidating them in the Company’s results, unless determined to be the primary beneficiary of a VIE. See additional discussion at Note 12.

Investment Accounted for Under the Equity Method

The Company accounts for its investment in Zevenbergen Capital Investments LLC using the equity method. Investments are initially recognized at cost and are subsequently adjusted for the Company’s share of profits or losses and other changes in comprehensive income, less any dividends or distributions received. The Consolidated Statements of Comprehensive Income includes the Company’s share of profit and losses for the year.

Income Taxes

The Company is considered a partnership for tax purposes and it is not subject to federal income tax with the exception of the RidgeWorth International Ltd. The tax effect of its activities is passed on to the members. The taxes included in the Consolidated Statements of Comprehensive Income are related to a consolidated foreign subsidiary.

In certain circumstances, partnerships may be held to be associations taxable as corporations. The IRS has issued regulations specifying circumstances under current law when such a finding may be made, and management has obtained an opinion of counsel based on those regulations that the partnership is not taxable as a corporation. A finding that the Company is taxable as a corporation could have a material adverse effect on the financial position, results of operations and cash flows of the Company.

In accordance with U.S. GAAP, the Company is required to determine whether a tax position of the Company is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement which could result in the Partnerships recording a tax liability that would reduce partners’ capital. The Company has assessed its transactions and has determined there are no material unrecorded tax liabilities. Accordingly, no provision has been recorded on the consolidated financial statements at December 31, 2015 and 2014, respectively.

The Company recognizes interest and penalties, if any, related to unrecognized tax exposures as income tax expense in the Consolidated Statements of Comprehensive Income. During the years ended December 31, 2015 and 2014, the Company did not incur any interest or penalties.

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RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

Revenue Recognition

Fee income includes revenue from investment management services and performance fees. Investment management fees are recognized in the period in which the associated investment management or transaction services are provided and are most often calculated as a percentage of the client’s assets under management. Performance fees are considered earned, and thus recognized, either when the investor leaves the fund or at the end of the contractual measurement period.

Foreign Currency Translation and Remeasurement

The Company’s reporting currency is the United States Dollar (USD). The functional currency of all entities with the exception of RidgeWorth International Ltd. is the USD. The functional currency of RidgeWorth International Ltd. is the Great British Pound (GBP).

RidgeWorth International Ltd. maintains its records and reporting in GBP and the reports are translated to USD in order to consolidate the Company’s consolidated financial statements. Assets and liabilities are translated using the exchange rate at the end of the reporting period, the income statement is translated using the average yearly exchange rate and equity is translated using the historical exchange rates. The effect of the changes in exchange rates is recognized in the currency translation adjustment account in the Consolidated Statements of Changes in Members’ Equity.

For entities with a USD functional currency, any amounts denominated in a currency other than USD is remeasured at the end of the period into the functional currency. The effect of the changes in exchange rates is recognized in the Consolidated Statements of Comprehensive Income.

Equity Based Compensation and Incentive Compensation

The Company sponsors a plan under which certain key employees may be granted restricted unit awards. The plan was adopted as of May 30, 2014. The Company accounts for equity based compensation under the fair value recognition provisions whereby the fair value of the awards at grant date is expensed over the award’s service vesting period. Awards with service and performance conditions are expensed over the vesting period only when these performance conditions are probable of occurring. Additionally, the Company estimates the number of awards for which it is probable that service will not be rendered (estimated forfeitures) and adjusts compensation cost accordingly. Estimated forfeitures are subsequently adjusted to reflect actual forfeitures if required.

Incentive compensation earned by sales personnel is accrued in the year in which it is earned.

Post-Employment Benefits

RidgeWorth employees participate in the RidgeWorth Capital Management LLC defined contribution plan. Employees participating in the defined contribution plan receive dollar for dollar matches on the first 6% of eligible pay that an employee elects to defer, and may receive a profit sharing contribution at the discretion of the Company. The Company expenses any matches it makes to the employees and the expenses are included in the Consolidated Statements of Comprehensive Income.

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RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

Fair Value Measurement

Certain assets and liabilities are measured at fair value on a recurring basis. An example of this includes trading assets. Fair value is used on a non-recurring basis as a measurement basis either when assets are evaluated for impairment or for disclosure purposes. Examples of non-recurring uses of fair value include goodwill, intangible assets equity method investments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Depending on the nature of the asset or liability, the Company uses various valuation techniques and assumptions when estimating fair value.

The Company applies the following fair value hierarchy to all recurring and non-recurring fair value measurements:

Level 1 – Assets or liabilities for which the identical item is traded on an active exchange, such as publicly-traded instruments or futures contracts.

Level 2 – Assets and liabilities valued based on observable market data for similar instruments, for substantially the full term of the financial instrument.

Level 3 – Assets or liabilities for which significant valuation assumptions are not readily observable in the market; instruments valued based on the best available data, some of which is internally developed, and considers risk premiums that a market participant would require.

When determining the fair value measurement for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability. When possible, the Company looks to active and observable markets to price identical assets or liabilities. When identical assets and liabilities are not traded in active markets, the Company looks to market observable data for similar assets and liabilities. The Company uses alternative valuation techniques to derive a fair value measurement for those assets and liabilities that are either not actively traded in observable markets or for which market observable inputs are not available.

Accounting Policies Recently Adopted and Pending Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update 2014-09, “Revenue from Contracts with Customers” (ASU 2014-09), which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. ASU 2014-09 was effective for fiscal years beginning after December 15, 2016. In April 2015, the effective date was deferred to apply to fiscal years beginning after December 15, 2017, and requires either a retrospective or a modified retrospective approach to adoption. Early adoption is permitted in the fiscal year beginning after December 15, 2016. The Company is currently evaluating the potential impact on its consolidated financial statements, if any, as well as the available transition methods.

In August 2014, the FASB issued Accounting Standard Update 2014-13, “Measuring the Financial Assets and the Financial Liabilities of a Consolidated Collateralized Financing Entity”

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RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

(ASU 2014-13). ASU 2014-13 provides a measurement alternative for an entity that consolidates a collateralized financing entity (CFE) and has elected the fair value option for the financial assets and financial liabilities of such CFE. The measurement alternative requires that the reporting entity measure both the financial assets and the financial liabilities of the CFE by using the more observable of the fair value of the financial assets and the fair value of the financial liabilities. An entity that does not elect the alternative will have to attribute any differences in the fair values of the CFE’s financial assets and financial liabilities to the controlling interest holder in the Consolidated Statements of Comprehensive Income. ASU 2014-13 is effective for fiscal years beginning on or after December 15, 2015. Early adoption is permitted at the beginning of the fiscal year. The Company adopted this standard effective for the year ended December 31, 2015 and, consolidated Mountain View CLO X Ltd. using the more observable fair values of the trading loans and other financial assets.

In February 2015, the FASB issued Accounting Standard Update 2015-02, “Consolidation (Topic 810): Amendments to the Consolidation Analysis” (ASU 2015-02). This standard modifies existing consolidation guidance for reporting organizations that are required to evaluate whether they should consolidate certain legal entities. ASU 2015-02 is effective for fiscal years beginning after December 15, 2015, and requires either a retrospective or a modified retrospective approach to adoption. Early adoption is permitted. The Company elected to adopt this standard effective as of its formation in 2014. There was no impact on the consolidated financial statements of the Company for the year ended December 31, 2015.

In April 2015, the FASB issued Accounting Standard Update 2015-03, “Interest – Imputation of Interest (Subtopic 835-30) – Simplifying the Presentation of Debt Issuance Costs (ASU 2015-03).” ASU 2015-03 simplifies the presentation of debt issuance costs by requiring costs related to the debt liability to be presented as a direct deduction from the carrying amount of that debt liability. ASU 2015-03 is effective for fiscal years beginning after December 15, 2015. Early adoption is permitted. The Company adopted this presentation (see Debt and Financing Costs and Note 5 on the impact of adoption) as of January 1, 2014 for comparatively reporting purposes.

3. Furniture, Equipment and Leasehold Improvements

Property and equipment for years ended December 31, 2015 and 2014, respectively, consisted of the following:

	Useful Life	December 31, 2015	December 31, 2014

Leasehold improvements	1-10 years	$4,293,828	$4,162,699
Furniture and equipment	3-7 years	5,942,935	6,752,457

		10,236,763	10,915,156
Less accumulated depreciation and amortization		(4,460,112)	(6,880,872)

Total furniture, equipment and leasehold improvements		$5,776,651	$4,034,284

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RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

RidgeWorth is a party to three noncancelable operating leases for facility space. Minimum payments as of December 31, 2015, are as follows:

Noncancelable Lease Payments

2016	$1,988,331
2017	1,989,673
2018	2,021,015
2019	2,025,050
2020	1,755,842
Thereafter	4,606,460

Total lease payments	$14,386,371

RidgeWorth recognized $1,965,841 and $1,193,430 in operating lease expenses for the years ended December 31, 2015 and 2014, respectively.

4. Goodwill and Other Intangible Assets

Goodwill and other intangible assets are required to be tested for impairment on an annual basis or as events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. There was no impairment as of December 31, 2015 and December 31, 2014.

The goodwill reflects the excess of the purchase price paid by Space Acquisition Co. LLC for the fair value of the identifiable assets, and liabilities acquired of RidgeWorth Capital Management LLC.

Intangible assets, net are summarized as follows:

	December 31, 2015	December 31, 2014
Definite-lived intangible assets, net:
Management Contracts	$23,430,000	$23,430,000
Trade Name	2,020,000	2,020,000
Other	1,252,000	1,252,000
Accumulated amortization	(6,594,203)	(2,194,500)

Definite-lived intangible assets, net	20,107,797	24,507,500
Indefinite-lived Management Contracts	148,518,000	148,518,000

Total Intangible Assets, net	$168,625,797	$173,025,500

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RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

Activity in intangible assets, net is as follows:

	December 31, 2015	December 31, 2014
Intangible assets, net
Balance, beginning of period	$173,025,500	$—
Additions	—	175,220,000
Amortization	(4,399,703)	(2,194,500)

Balance, end of period	$168,625,797	$173,025,500

Goodwill
Balance, beginning of period	$42,725,850	$—
Additions	—	42,725,850
Amortization	—	—

Balance, end of period	$42,725,850	$42,725,850

The estimated amortization expense for intangible assets is as follows:

	Management	Trade
	Contracts	Name	Other	Total

2016	$3,560,000	$202,000	$614,297	$4,376,297
2017	3,560,000	202,000	—	3,762,000
2018	3,560,000	202,000	—	3,762,000
2019	3,560,000	202,000	—	3,762,000
2020	1,617,500	202,000	—	1,819,500
Thereafter	1,935,833	690,167	—	2,626,000

Total	$17,793,333	$1,700,167	$614,297	$20,107,797

5. Long-Term Debt

The Company, through its indirect ownership in Space Acquisition Co. LLC, entered into a credit agreement on May 30, 2014 that provides for a term and revolving credit facility. The proceeds of the facility were used to complete the Purchase Transaction. The balances outstanding at December 31, 2015 and 2014, respectively, are:

	December 31, 2015	December 31, 2014

Term-loan, $115 million at 5.25%	$112,125,000	$114,137,500
Revolver, up to $10 million	—	—

Total borrowings outstanding	112,125,000	114,137,500
Deferred financing costs, net of amortization	(2,082,262)	(2,794,987)

Total borrowings outstanding, net of deferred financing costs	$110,042,738	$111,342,513

Page | 14

RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

Analysis of Borrowings under the term-loan by Maturity:

	Total borrowings outstanding	Amortization of deferred financing costs	Total borrowings outstanding, net of deferred financing costs

2016	$4,887,500	$(663,524)	$4,223,976
2017	7,906,250	(627,093)	7,279,157
2018	10,781,250	(573,201)	10,208,049
2019	88,550,000	(218,444)	88,331,556

Total	$112,125,000	$(2,082,262)	$110,042,738

At December 31, 2015 and 2014, respectively, the outstanding balance on the revolving credit facility was zero. The borrowings under the revolving credit facility will bear interest at 1% per annum plus (i) initially at 4.25% per annum for Eurodollar Rate Loans, (ii) and 3.25% per annum for Base Rate Loans. Borrowings under the Term Loan will bear interest at 1% per annum plus (i) initially at 4.25% per annum for Eurodollar Rate Loans (ii) and 3.25% per annum for Base Rate Loans. Following the issuance of the December 31, 2014 financial statements and thereafter, the applicable interest rates will be subject to the following pricing grid:

Total Net Leverage Ratio	Applicable Rate for Eurodollar Rate Loans	Applicable Rate Base Rate Loans
≥3.00:1.00	4.50%	3.50%
<3.00:1.00	4.25%	3.25%

The Company incurred interest at the rate of 5.25% and paid interest of $6,044,963 and $3,594,157 for the years ended December 31, 2015 and 2014, respectively.

The credit agreement governing the credit facility and term-loan contains customary restrictive covenants on certain of the Company’s subsidiaries. Restrictive covenants in the credit agreement include, but are not limited to: prohibitions on creating, incurring or assuming any liens, entering into merger arrangements, selling, leasing, transferring or otherwise disposing of assets; making a material change in the nature of the business, entering into transactions with affiliates; and incurring indebtedness through the subsidiaries. Many of the restrictions are subject to certain minimum thresholds and exceptions. Financial covenants under the credit agreement include: (i) the quarterly maintenance of a debt/EBITDA leverage ratio (EBITDA, as defined in the credit agreement for the four consecutive fiscal quarters ended as of the date of determination) of not greater than 4.25:1.00 (subject to change during the period to maturity or based on certain financial events, as follows: 4.00:1.00 for March 31, 2016 and June 30, 2016, respectively, and 3.75:1.00 for September 30, 2016 and December 31, 2016, respectively), and (ii) a coverage ratio (EBITDA, as defined in the credit agreement, divided by interest paid and certain other amounts as defined for the four consecutive fiscal quarters ended as of the date of determination) of not less than 1.10:1.00 (subject to change during the period to maturity or based on certain financial events).

Page | 15

RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

The credit agreement governing the credit facility also contains customary provisions regarding events of default which could result in an acceleration or increase in the amounts due, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representation or warranty, bankruptcy or insolvency proceedings, change of control, certain judgments, ERISA matters, governmental action prohibiting or restricting the Company’s subsidiaries in a manner that has a material adverse effect and failure of certain guaranty obligations. The credit agreement also contains provisions requiring mandatory payment amounts of the debt as the result of certain excess cash flow measurements being met. No such events occurred in the years ended December 31, 2015 and 2014.

6. Promissory Notes

In connection with the termination of employment of certain members in 2015, the Company repurchased the member’s units and issued promissory notes in the amount of $2,096,254 which is included in the Consolidated Balance Sheets. As this was a non-cash transaction, it is excluded from the financing activities of the Company’s Consolidated Statement of Cash Flows. The promissory notes bear interest at a rate of 0.48%. The notes mature on July 31, 2018 and have principal payments of $695,408, $698,746 and $702,100, respectively, on each July 31, 2016, 2017 and 2018. Interest expense related to the notes incurred during the year ended December 31, 2015 was $4,193. There were no promissory notes outstanding as of December 31, 2014.

7. Equity

The membership interest of the Company consists of four classes of units: Class A-1 units, Class A-2 units (together with Class A-1 units are referred to” Class A units”), Class B units and Class C units. Class A-1 units were issued at the Purchase Transaction date to the Investors based on initial contributed capital at a price of $100 per unit. Class A-2 units were issued at the Purchase Transaction date to the member-employees based on their contributed capital at a price of $100 per unit. No Class B units or Class C units were issued at the Purchase Transaction date.

Profits and losses are allocated to holders of vested Class A units, pro rata in accordance with the number of vested Class A units outstanding, until such holders of vested Class A units have received cumulative profits or losses equal to their aggregate capital contributions in respect of such vested Class A units. Allocation to Class B and C units, if outstanding, shall occur if certain benchmark returns are met. On May 30, 2015, Class C units of 154,452.308 were granted; and no income allocations were required as the benchmark return was not met for these units. There were no outstanding Class B units during the year and no allocation was required.

Page | 16

RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

Class A-2 units may be granted at the discretion of the Board of Directors as part of an equity-based compensation plan (“Incentive Plan”, see Note 9 for additional information). The Company may also grant Class B and C units which represent profits interest of the Company. The following table represents members equity units granted:

	Class A-1 Vested	Class A-2 Vested	Total Vested	Class A-2 Unvested (KERP)	Class A-2 Unvested (Incentive Plan)	Class C Unvested (Incentive Plan)	Total

Granted (1)	1,272,686.451	264,386.319	1,537,072.770	33,638.600	76,095.846	—	1,646,807.216
Earn out issue (2)	—	7,450.310	7,450.310	—	—	—	7,450.310

Ending balance, December 31, 2014	1,272,686.451	271,836.629	1,544,523.080	33,638.600	76,095.846	—	1,654,257.526
Issued (3)	300,000.001	64,077.832	364,077.833	—	—	—	364,077.833
Granted (4)	—	—	—	—	109,393.350	154,452.308	263,845.658
Time Vested	—	3,786.830	3,786.830	—	(3,786.830)	—	—
Redemptions	—	(85.047)	(85.047)	—	—	—	(85.047)
Repurchased (5)	—	(18,132.359)	(18,132.359)	(2,314.125)	—	—	(20,446.484)

Ending balance, December 31, 2015	1,572,686.452	321,483.885	1,894,170.337	31,324.475	181,702.366	154,452.308	2,261,649.486

(1)	On Purchase Transaction date, Class A-1 members contributed $127,268,645 and were issued 1,272,686.451 units. Class A-2 members contributed $26,438,631 and were issued 264,386.319 units. Certain Class A-2 members were granted 33,638.60 units related to the Key Employment Retention Plan (See Note 8 - Key Employment Retention Plan). On Purchase Transactions date, Class A-2 restricted units of 76,095.846 were granted under the Company’s equity based incentive plan.
(2)	On Purchase Transaction date, certain Class A-2 members capital was contributed related to earn-out provisions of $745,031 and 7,450.310 units were issued.
(3)	On March 24, 2015, Class A-1 members contributed Growth Capital Contributions of $30,000,000 and were issued 300,000.00 units. Additionally, certain Class A-2 members contributed $6,407,783 in Growth Capital Contributions and were issued 64,077.832 units.
(4)	On March 24, 2015, Class A-2 restricted units related to the Growth Capital Contribution of 14,465.410 were granted. On May 30, 2015, Class A-2 restricted units of 94,927.940 were granted. Both events were granted under the Company’s equity based incentive plan.
(5)	See Note 6 - Promissory Notes for additional information related to the repurchase of members’ units. These units were cancelled in accordance with the Company’s Operating Agreement.

8. Key Employment Retention Plan

Select employees were granted awards of 33,638.60 in Class A-2 units as part of the Purchase Transaction. During 2015, units of certain terminated members were repurchased and cancelled (see Note Note 6 - Promissory Notes.) The ownership rights of the remaining grant awards of 31,324.475 units will mature on November 30, 2016.

9. Equity Based Compensation

On the Purchase Transaction date, certain key employees were granted 76,095.846 of Class A-2 restricted units under the Incentive Plan. The awards are subject to the following vesting criteria established by RidgeWorth’s Board of Directors at the time of grant: 25% of the units (the “Time Units”) will vest in five equal installments on each of the first five anniversaries of the Date of Grant; 25% of the units (the “1.0x Units”) will vest upon the Class A-1 Members receiving a Benchmark First Return, as defined in the Equity Incentive Plan Agreement; and 50% of the units (the “2.0x Units”) will vest upon the Class A-1 Members receiving a Benchmark Second Return, as defined in the Equity Incentive Plan Agreement. Compensation cost for the Time Units is equal to the fair market value of the units at the grant date (day one fair value of $100 per unit) and is amortized to compensation expense over the respective vesting period. As the 1.0x Units and 2.0x Unit’s vesting criteria cannot be determined, and are subject to certain performance criteria being met, compensation costs on those units will not be recognized until the defined liquidity event occurs and the performance is probable. An external valuation of the Company will be obtained to determine the fair value of the awards at future grant dates. The Equity Incentive Plan Agreement provides for annual incentive agreements for

Page | 17

RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

the next 4 years on the anniversary of the Purchase Transaction date of up to 5% of the total units outstanding, inclusive of the current year grant units; accordingly, 94,927.940 units were granted on June 2, 2015. The Company recognized $773,434 and $221,949 in compensation expense for the years ended December 31, 2015 and 2014, respectively. Summary of Class A-2 unit awards are detailed in the following table:

	Units Unvested	Fair Value at Issuance	Cumulative Restricted Unit Awards Expense	Remaining Fair Value to be Expensed

Granted May, 30, 2014 (1)	76,095.846	$7,609,585	$600,967	$7,008,617
Granted March, 24, 2015 (1)	14,465.410	1,446,541	55,801	1,390,740
Granted June 2, 2015 (2)	94,927.940	11,609,687	338,615	11,271,072
Vested	(3,786.830)

Total Outstanding	181,702.366	$20,665,813	$995,383	$19,670,430

(1)	Granted at fair value of $100.00 per unit
(2)	Granted at fair value of $122.30 per unit

Class C units of 154,452.308 were granted during the year and no grants have been made of Class B units. As Class C unit grants represent “profit interest” in the Company and no applicable grant performance criteria has been met, no compensation expense has been recorded in 2015 and 2014.

10. Related-Party Transactions

The Company will pay its affiliate, Lightyear Capital, a minimum annual non-refundable and irrevocable advisory fee of $1,000,000 payable quarterly. If the Company’s earnings before interest, depreciation and amortization exceed $78,000,000 in any fiscal year, the annual advisory fee will increase to $2,000,000 for the subsequent year. The advisory fees are expensed and included in the Consolidated Statements of Comprehensive Income. Advisory fees paid for the years ended December 31, 2015 and 2014 were $1,054,822 and $597,297, respectively, including the reimbursement for out-of-pocket expenses.

Seix Investment Advisors LLC acts as the managing member for Mountain View CLO IX KE, LLC, an entity organized in 2015 for the purposes of knowledgeable employees investing in Mountain View CLO IX, Ltd., a collateralized loan obligation vehicle. The managing member is responsible for all startup costs and ordinary expenses relating to the entity’s organization as well as maintaining the accounting for this entity. Seix Investment Advisors LLC incurred $66,952 of expenses related to Mountain View CLO IX KE, LLC during the year ended December 31, 2015 and is included in the Statements of Comprehensive Income. See Note 13 – Fair Value Election and Measurement for detail regarding the Managing member’s investment in Mountain View CLO IX KE, LLC.

Page | 18

RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

11. Concentrations

The Company’s client base consists primarily of pooled investment vehicles, not for profit organizations, governmental entities, corporations and individuals. A substantial portion of the assets managed by the Company are controlled by a limited number of parties whose decisions could have a significant impact on the Company’s financial performance.

A significant portion of the Company’s revenues is based upon the value of client assets under management. Accordingly, a portion of the Company’s revenue is subject to external risk factors including, but not limited to, downward shifts in the valuation of capital markets and overall economic conditions.

12. Consolidated Investment Products

In 2015, a wholly-owned subsidiary of the Company has involvement with Collateralized Loan Obligations (“CLOs”) entities that own commercial leveraged loans and bonds. In addition to retaining certain securities issued by the CLOs, the Company, through its wholly-owned subsidiary, acts as collateral manager for these CLOs. The securities retained by the Company represent a variable interest (“VI”) in the CLOs, which are considered to be variable interest entities (“VIEs”).

The Company determined that it was the primary beneficiary of, and thus, would consolidate Mountain View CLO X Ltd. as it has both (1) the power to direct the activities that most significantly impact the entity’s economic performance and (2) the obligation to absorb losses as well as the right to receive benefits from the entity that could potentially be significant to the CLO. The Company elected to consolidate the CLO and to carry the financial assets and financial liabilities of the CLO at fair value subsequent to adoption. Substantially all of the assets and liabilities of the CLO are loans and issued debt, respectively. The loans are classified within loans held for sale at fair value and the debt is included with long-term debt on the Company’s consolidated balance sheet. At December 31, 2015, the Company’s Consolidated Balance Sheets reflected $383.4 million of loans held by the CLO, and $370.5 million of debt issued by the CLO. The Company is not obligated, contractually or otherwise, to provide financial support to this VIE nor has it previously provided support to this VIE. Further, creditors of the VIE have no recourse to the general credit of the Company, as the liabilities of the CLO are paid only to the extent of available cash flows from the CLO’s assets.

For the remaining CLOs, which are also considered to be VIEs, the Company has determined that it is not the primary beneficiary as it does not have both (1) the power to direct the activities that most significantly impact the entity’s economic performance and (2) an obligation to absorb losses or the right to receive benefits from the entities that could potentially be significant to the VIE. Its subordinated note exposure was valued at $3.1 million as of December 31, 2015 representing the Company’s maximum risk of loss. The Company’s only remaining involvement with these VIEs was through its collateral manager role.

Page | 19

RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

The following tables reflect the impact of the consolidation of the investment product into the Consolidated Balance Sheet as of December 31, 2015 and the Consolidated Statement of Comprehensive Income and Cash Flows for the year ended December 31, 2015:

Consolidating Balance Sheet

	RidgeWorth
	Holdings LLC	VIE	Eliminations	Consolidated
ASSETS

Cash	$95,872,915	$—	$—	$95,872,915
Receivables and accrued income	23,613,070	—	(707,673)	22,905,397
Trading securities	13,348	—	—	13,348
Investments in collateralized loan obligations	22,695,835	—	(19,550,000)	3,145,835
Prepaid assets	2,209,527	—	—	2,209,527
Assets of consolidated investment product:
Cash and cash equivalents of consolidated investment product	—	22,057,122	—	22,057,122
Loans held for sale of consolidated investment product, at fair value	—	383,418,957	—	383,418,957
Receivables and accrued income of consolidated investment product	—	1,358,609	—	1,358,609
Intangible assets, net	168,625,797	—	—	168,625,797
Goodwill, net	42,725,850	—	—	42,725,850
Furniture, equipment and leasehold improvements, net	5,776,651	—	—	5,776,651
Investments, equity method	4,695,787	—	—	4,695,787
Investments, other	2,587	—	—	2,587
Other assets	12,425	—	—	12,425

Total assets	$366,243,792	$406,834,688	$(20,257,673)	$752,820,807

LIABILITIES AND EQUITY
Liabilities
Accounts payable	$1,043,290	$—	$—	$1,043,290
Income taxes payable	13,084	—	—	13,084
Accrued compensation	36,509,484	—	—	36,509,484
Accrued lease obligations	3,048,099	—	—	3,048,099
Current portion of long term borrowings	4,887,500	—	—	4,887,500
Other payables	5,179,415	—	—	5,179,415
Promissory notes, current portion	695,408	—	—	695,408
Liabilities of consolidated investment product:
Due to brokers for loans purchased of consolidated investment product	—	13,091,473	—	13,091,473
Other payables of consolidated investment product	—	929,055	(707,673)	221,382
Accrued interest of consolidated investment product	—	3,582,830	—	3,582,830
Long term debt from consolidated investment product, at fair value	—	393,488,280	(23,000,000)	370,488,280
Long term borrowings, net of deferred financing costs	105,155,238	—	—	105,155,238
Long term deferred compensation	700,000	—	—	700,000
Promissory notes	1,400,846	—	—	1,400,846

Total liabilities	158,632,364	411,091,638	(23,707,673)	546,016,329

Commitment and Contingencies (Note 14)

Equity
Equity	207,611,428	(4,256,950)	3,450,000	206,804,478

Total equity	207,611,428	(4,256,950)	3,450,000	206,804,478

Total liabilities and equity	$366,243,792	$406,834,688	$(20,257,673)	$752,820,807

Page | 20

RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

	RidgeWorth Holdings LLC	VIE (for the period ended December 31, 2015)*	Eliminations	Consolidated

Operating revenues:
Investment management fees	$162,829,144	$—	$(707,673)	$162,121,471
Performance fees	3,204,374	—	—	3,204,374

Total operating revenues	166,033,518	—	(707,673)	165,325,845

Operating expenses:
Compensation and benefits	74,185,392	—	—	74,185,392
Distribution and servicing	7,564,502	—	—	7,564,502
General and administrative	34,525,660	—	—	34,525,660
General and administrative of consolidated investment product	—	8,627,662	(707,673)	7,919,989
Depreciation and other amortization	1,171,922	—	—	1,171,922
Amortization of intangibles	4,399,703	—	—	4,399,703

Total operating expenses	121,847,179	8,627,662	(707,673)	129,767,168

Operating income	44,186,339	(8,627,662)	—	35,558,677

Other income (expenses)
Realized and unrealized gain (loss) on investments, net	(1,155,996)	—	1,610,000	454,004
Realized and unrealized gain (loss) of consolidated investment product, net	—	4,895,025	—	4,895,025
Other expense, net	(6,270)	—	—	(6,270)

Total other income, net	(1,162,266)	4,895,025	1,610,000	5,342,759

Interest income (expenses)
Interest income	892,142	—	—	892,142
Interest expense	(6,887,549)	—	—	(6,887,549)
Interest income of consolidated investment product	—	6,403,386	—	6,403,386
Interest expense of consolidated investment product	—	(3,709,536)	—	(3,709,536)

Total interest expense, net	(5,995,407)	2,693,850	—	(3,301,557)

Net income before income taxes	37,028,666	(1,038,787)	1,610,000	37,599,879
Income taxes	(13,556)	—	—	(13,556)

Net income	$37,015,110	$(1,038,787)	$1,610,000	$37,586,323

Other comprehensive income	—	—	—	—

Total comprehensive income	$37,015,110	$(1,038,787)	$1,610,000	$37,586,323

As the Company did not consolidate any VIEs during 2014, there are no comparable tables to present as of December 31, 2014 or for the year then ended.

13. Fair Value Election and Measurement

Recurring Fair Value Measurement

The Company carries certain assets at fair value on a recurring basis and appropriately classifies them as Level 1, 2 or 3 within the fair value hierarchy. The Company’s recurring fair value measurements are based on a requirement to carry such assets at fair value or the Company’s election to carry certain financial assets at fair value. Assets that are required to be carried at fair value on a recurring basis include trading securities. There were no transfers between Level 1 and Level 2 assets for the years ended December 31, 2015 and December 31, 2014; however, there were investments in assets in Level 1 (mutual funds) and Level 2 (investment product). The Company did not have any such assets classified as Level 3 for the years ended December 31, 2015 and December 31, 2014.

Page | 21

RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

The following is a discussion of the valuation techniques and inputs used in developing fair value measurements for assets based on the class of financial instrument as determined by the nature and risks of the instrument.

Mutual Funds

Equity securities of $13,348 and $18,698 as of December 31, 2015 and December 31, 2014, respectively, are comprised of seed capital investments in RidgeWorth mutual funds. These securities are actively traded in the market and thus valued by using a market price for this instrument which is considered a Level 1 input.

Collateralized Loan Obligations

Seix Investment Advisors LLC invested in Mountain View CLO IX Ltd. on June 25, 2015 with an initial investment of $3,561,387. Although a VIE, it is not consolidated as the Company is not deemed to be the primary beneficiary of the VIE. As of December 31, 2015, the Company’s fair value in Mountain View CLO IX Ltd. is $2,937,935 and is included in the Consolidated Balance Sheets. The Company classifies the investments in collateralized loan obligations as Level 2 and uses independent broker pricing based on market trades and/or from new issuance of similar assets which is ready available.

Seix Investment Advisors LLC is the Collateral Manager for Mountain View CLO XI Ltd. as of July 22, 2015 and contributed $200,000 as collateral for the CLO startup period. As of December 31, 2015, the fair value of the collateral is $207,900 and is included in the Consolidated Balance Sheets.

Loans Held for Sale of the Consolidated Investment Product

As discussed in Note 12, Consolidated Investment Products, the Company has determined that it is the primary beneficiary of a CLO vehicle, which resulted in the Company consolidating the loans and long-term debt of that vehicle. Because the CLO trades its loans from time to time and in order to fairly present the economics of the CLO, the Company elected to carry the loans of the CLO at fair value. The Company is able to obtain fair value estimates for substantially all of these loans using a reputable, third party valuation service that is broadly used by market participants. While most of the loans are traded in the markets, the Company does not believe the loans qualify as Level 1 instruments, as the volume and the level of trading activity is subject to variability and the loans are not exchange-traded, such that the Company believes that Level 2 is more representative of the general market activity for the loans.

Long-Term Debt of the Consolidated Investment Product

The Company adopted ASU 2014-13 on January 1, 2015, and accordingly the debt issued by the consolidated CLO is no longer carried at fair value but is now measured under the measurement alternative discussed in Note 2 “Significant Accounting Policies.” The adoption of ASU 2014-13 resulted in a $1.378 million reduction in Members’ Equity from the consolidated CLO appropriated for investors in consolidated investment product, with a corresponding increase in Long term debt of consolidated investment product.

Page | 22

RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

The following tables present the fair value hierarchy levels of for assets based on the class of financial instrument as of December 31, 2015 and 2014.

	Fair Value Measurements at December 31, 2015
	Assets/ (Liabilities)	Quoted Prices in Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Mutual Funds	$13,348	$13,348	$—	$—
Investment in Mountain View CLO IX Ltd.	2,937,935	—	2,937,935	—
Investment in Mountain View CLO XI Ltd.	207,900	—	207,900	—
Loans Held for Sale at fair value	383,418,957	—	383,418,957	—

	Fair Value Measurements at December 31, 2014
		Quoted Prices in
		Active Markets	Significant Other	Significant
		for Identical	Observable	Unobservable
	Assets/	Assets/Liabilities	Inputs	Inputs
	(Liabilities)	(Level 1)	(Level 2)	(Level 3)

Mutual Funds	$18,698	$18,698	$—	$—

The following table presents the difference between the aggregate fair value and the aggregate unpaid principal balance of loans held for sale for which the fair value option (“FVO”) has been elected.

	Aggregate Fair Value December 31, 2015	Aggregate Unpaid Principal Balance under FVO December 31, 2015	Fair/Value Over/(Under) Unpaid Principal Balance
Loans Held for Sale at fair value	$383,418,957	$399,751,130	$(16,332,173)

The following table presents the change in fair value during the period ended December 31, 2015 of financial instruments for which the FVO has been elected.

Fair value Gain/(Loss) for the Year Ended
Total Changes in Fair
	Gain/(Loss) of	Value Included in
	Consolidated	Current Period
	Investment Products	Earnings
Loans Held for Sale at fair value	$(12,832,100)	$(12,832,100)

Non-recurring Fair Value Measurement

The Company accounts for its minority interest in Zevenbergen Capital Investments (ZCI) at fair value on a non-recurring basis if indicators of impairment exist and classifies the investment as Level 3 within the fair value hierarchy as the result of the valuation methodology used and the lack of observable inputs. ZCI’s client base consists primarily of public funds and endowments and foundations, a concentration of which is represented by a limited number of clients. The Company’s minority interest in ZCI is accounted for under the equity method of accounting. The

Page | 23

RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

Company will test for impairment on an annual basis or as events occur or circumstances change that would more likely than not reduce the fair value of its investment below its carrying value. There was no impairment at December 31, 2015 and December 2014. The fair value of ZCI as of December 31, 2015 and 2014 is $4,695,787 and $4,536,313, respectively, and is included in the Consolidated Balance Sheets.

14. Commitments and Contingencies

The Company is subject to various routine reviews, regulatory audits and inspections by the SEC and from time to time may become involved in legal proceedings arising in the ordinary course of business. It is the opinion of management that the ultimate liabilities, if any, will not have a material adverse impact on the Company’s consolidated financial statements.

15. Subsequent Events

The Company has evaluated subsequent events through the date which the financial statements were issued.

On January 1, 2016, Certium Asset Management LLC, a wholly-owned boutique as of December 31, 2015 was closed and all of the assets, liabilities, equity, and operations were assumed by RidgeWorth Capital Management LLC.

On December 16, 2016, RidgeWorth entered into a definitive agreement under which RidgeWorth will be acquired by Virtus Investment Partners Inc. This transaction is expected to close in mid-2017 at which time RidgeWorth will become a wholly owned subsidiary of Virtus Investment Partners.

RidgeWorth’s Board of Directors, on December 16, 2016, approved an amendment to the Equity Incentive Plan (see Note 9 “Equity Based Compensation”) permitting that unvested Scheduled Incentive Grant units that vest upon a Benchmark Second Return shall be deemed to have vested in full immediately prior to the closing of the acquisition of RidgeWorth by Virtus Investment Partners.

Page | 24

CONSOLIDATED FINANCIAL STATEMENTS

RidgeWorth Capital Management LLC

As of May 30, 2014 and for the Period from January 1, 2014 through May 30, 2014

With Report of Independent Auditors

RidgeWorth Capital Management LLC

Consolidated Financial Statements

As of May 30, 2014 and for the Period from January 1, 2014 through May 30, 2014

Report of Independent Auditors

The Board of Directors and Members of RidgeWorth Capital Management LLC

We have audited the accompanying consolidated financial statements of RidgeWorth Capital Management LLC, which comprise the consolidated balance sheet as of May 30, 2014, and the related consolidated statements of comprehensive income, changes in members’ equity and cash flows for the period from January 1, 2014 through May 30, 2014, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of RidgeWorth Capital Management LLC at May 30, 2014, and the consolidated results of their operations and their cash flows for the period from January 1, 2014 through May 30, 2014 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Atlanta, Georgia

April 30, 2015

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RidgeWorth Capital Management LLC

Consolidated Balance Sheet

May 30, 2014

ASSETS

Cash	$38,484,738
Receivable from affiliates	7,457,790
Receivables and accrued income	23,934,620
Prepaid assets	1,213,144
Investment, equity method	3,937,003
Furniture, equipment and leasehold improvements, net	3,925,950
Intangible assets, net	8,883,042
Goodwill	152,293,158
Other assets	91,110

Total assets	$240,220,555

LIABILITIES AND EQUITY
Liabilities:
Income taxes payable	$3,315,798
Other liabilities	2,113,859
Unearned revenue	368,030
Accrued lease obligations	2,394,492
Accrued compensation and benefits	20,341,187
Liabilities to affiliates	7,440,141

Total liabilities	35,973,507

Commitments and Contingencies (Note 12)

Equity
Members’ Equity	204,247,048

Total liabilities and equity	$240,220,555

The accompanying notes are an integral part of these consolidated financial statements.	Page | 2

RidgeWorth Capital Management LLC

Consolidated Statement of Comprehensive Income

For the Period from January 1, 2014 through May 30, 2014

Operating revenues:
Investment management fees	$77,527,683
Performance fees	248,880

Total operating revenues	77,776,563

Operating expenses:
Compensation and benefits	47,005,216
Distribution and servicing	2,794,132
General and administrative	14,445,808
Depreciation and other amortization	485,450
Amortization of intangible assets	1,108,862

Total operating expenses	65,839,468

Operating income	11,937,095

Other income
Investment income	1,783,347
Other income	2,116,410

Total other income, net	3,899,757

Interest income
Interest income	45,046

Total interest income, net	45,046

Income before income taxes	15,881,898
Provision for income taxes	5,226,472

Net income	$10,655,426

Other comprehensive income	—

Total comprehensive income	$10,655,426

The accompanying notes are an integral part of these consolidated financial statements.	Page | 3

RidgeWorth Capital Management LLC

Consolidated Statement of Cash Flows

For the Period from January 1, 2014 through May 30, 2014

Cash Flows from operating activities:
Net income	$10,655,426
Adjustments to reconcile net income to net cash provided by/(used for) operating activities:
Amortization of intangibles assets	1,109,862
Net gains on trading assets	(13,995)
Stock based compensation	8,049,315
Depreciation and other amortization	484,450
Gain on partnership investments	(505,701)
Deferred income tax benefit	(114,205)
Gain on investment products	(2,707,977)
Changes in operating assets and liabilities:
Net increase in other assets	(3,621,353)
Net decrease in other liabilities	(53,387,971)

Net cash used for operating activities	(40,052,149)

Cash Flows from investing activities:
Net decrease in intercompany notes due to/from parent	169,185,000
Proceeds from sale of trading assets	5,145,921
Proceeds from investment partnership distributions	961,254
Purchases of fixed assets	(234,590)

Net cash provided by investing activities	175,057,585

Cash Flows from financing activities:
Dividends paid	(137,961,987)
Capital contribution from parent	21,174,138

Net cash used for financing activities	(116,787,849)

Increase in cash	18,217,587
Cash at beginning of period	20,267,151

Cash at end of period	$38,484,738

Supplemental disclosures
Income taxes paid	$—

Cash paid during the period for interest	$—

The accompanying notes are an integral part of these consolidated financial statements.	Page | 4

RidgeWorth Capital Management LLC

Consolidated Statement of Changes in Members’ Equity

For the Period from January 1, 2014 through May 30, 2014

	Shares	Member Capital	Common Stock	Additional Paid-in Capital	Retained Earnings	Total Equity Attributable to Common Shareholders	Noncontrolling Interests in Consolidated Entities	Total Equity
Balances at December 31, 2013	557,197	$—	$5,500	$171,282,519	$184,819,309	$356,107,328	$25,000,250	$381,107,578
Cumulative-effect adjustment (Note 2)	—	—	—	—	(1,596,830)	(1,596,830)	(25,000,250)	(26,597,080)

Adjusted Balances at December 31, 2013	557,197	—	5,500	171,282,519	183,222,479	354,510,498	—	354,510,498
Net income	—	10,655,426	—	—	—	10,655,426	—	10,655,426
Dividends paid	—	—	—	—	(137,961,987)	(137,961,987)	—	(137,961,987)
Capital contribution from parent	—	—	—	21,174,138	—	21,174,138	—	21,174,138
Reduction of tax obligation related to accelerated shares vested	—	—	—	493,673	—	493,673	—	493,673
Compensation expense of restricted stock awards	5,507	—	—	8,049,315	—	8,049,315	—	8,049,315
Dividend - transfer of investments to parent	—	—	—	(29,179,856)	—	(29,179,856)	—	(29,179,856)
Transfer of lease obligation to parent	—	—	—	571,473	—	571,473	—	571,473
Net change from conversion to limited liability company	(562,704)	217,657,255	(5,500)	(172,391,263)	(45,260,492)	—	—	—
Distribution to members	—	(24,065,633)	—	—	—	(24,065,633)	—	(24,065,633)

Balances at May 30, 2014	—	$204,247,048	$—	$—	$—	$204,247,048	$—	$204,247,048

The accompanying notes are an integral part of these consolidated financial statements.	Page | 5

RidgeWorth Capital Management LLC

Notes to Consolidated Financial Statements

For the Period from January 1, 2014 through May 30, 2014

1. Nature of Business

RidgeWorth Capital Management LLC (RidgeWorth or the Company), a majority owned subsidiary of SunTrust Banks, Inc. (SunTrust), is a Securities and Exchange Commission (SEC) registered investment adviser and holding company with varying degrees of ownership in other institutional asset management boutiques offering a wide array of equity and fixed income management capabilities. Five of these boutiques are wholly-owned including: Ceredex Value Advisors, Certium Asset Management, Seix Investment Advisors, Silvant Capital Management, and StableRiver Capital Management. RidgeWorth has a minority interest in Zevenbergen Capital Investments. As of May 30, 2014, RidgeWorth and its wholly-owned boutiques managed approximately $49.1 billion in assets under management.

On May 24, 2014, RidgeWorth Capital Management, Inc. (RWCM), a corporation, was converted to form RidgeWorth Capital Management LLC, a Delaware limited liability company (hereafter referred to as the Conversion). Refer to Note 7 – Members’ Equity for additional information.

On May 30, 2014, employee-members of the RidgeWorth Capital Management LLC., in partnership with affiliated investment funds of Lightyear Capital, a private equity firm, purchased all outstanding member capital of RidgeWorth Capital Management LLC from SunTrust Banks, Inc. (SunTrust) for a price of approximately $265 million, subject to a deferred earn-out payment that was completed in October 2014 (hereafter referred to as the Purchase Transaction). Upon the close of the transaction, RidgeWorth became an independent investment firm with significant equity ownership by employees. The leadership of RidgeWorth and its affiliated boutiques continued to manage the Company’s business and investment strategies.

2. Significant Accounting Policies

Basis of Presentation

These consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles, or U.S. GAAP, and reflect all adjustments necessary for a fairly stated consolidated statement of financial position, results of operations, and cash flows for the period presented.

The company provides investment management services to, and has transactions with investment products sponsored by the company in the normal course of business for the investment of client assets. The company serves as the investment manager, making day-to-day investment decisions concerning the assets of these products. Certain of these entities may be considered variable interest entities (VIEs) if the criteria are met. A VIE, in the context of the company and its managed funds, is a fund that does not have sufficient equity to finance its operations without additional subordinated financial support, or a fund for which the risks and rewards of ownership are not directly linked to voting interests.

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RidgeWorth Capital Management LLC

Notes to Consolidated Financial Statements

For the Period from January 1, 2014 through May 30, 2014

The company will consolidate certain managed funds that meet the definition of a VIE if the company has been deemed to be the primary beneficiary of those funds, or for any non-VIE general partnership investments where the company is deemed to have control. See ‘Accounting Policies Adopted’ for further details.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses for the periods presented. Actual results could differ from those estimates.

Basis of Consolidation

The consolidated financial statements include the accounts of the Company and its majority or wholly-owned subsidiaries. All inter-company accounts and transactions have been eliminated in consolidation. Investments in companies that the Company owns a voting interest of 20% to 50%, and for which it has the ability to exercise significant influence over operating and financing decisions, are accounted for using the equity method of accounting.

Cash

Cash consists of cash in banks.

Furniture, Equipment and Leasehold Improvements

Furniture, equipment and leasehold improvements are valued at cost and depreciated on a straight-line basis over their useful economic lives.

An item of furniture, equipment and leasehold improvement is removed upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal of the asset, calculated as the difference between the net disposal proceeds and the carrying amount of the item, is included in the Consolidated Statement of Comprehensive Income in the year the item is sold or retired. Furniture, equipment and leasehold improvement is evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable.

All leases are classified as operating leases. Operating lease payments are recognized as an expense in the Consolidated Statement of Comprehensive Income on a straight-line basis over the lease term. Benefits received as an incentive to enter into an operating lease are expensed on a straight-line basis over the lease term and is included in the Consolidated Balance Sheet.

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RidgeWorth Capital Management LLC

Notes to Consolidated Financial Statements

For the Period from January 1, 2014 through May 30, 2014

Goodwill and Other Intangible Assets

Goodwill arising from acquisitions, being the excess of the cost of a business combination over the fair value of the identifiable assets (including intangible assets identified), and liabilities acquired, is capitalized in the Consolidated Balance Sheet.

Goodwill is reviewed for impairment annually or more frequently if changes in circumstances indicate that the carrying value may be impaired. The goodwill impairment test is performed in two steps. The first step is used to identify potential impairment and the second step, if required, measures the amount of impairment by comparing the carrying amount of goodwill to its implied fair value. If the implied fair value of the goodwill exceeds the carrying amount, there is no impairment. If the carrying value of goodwill exceeds the implied fair value of the goodwill, an impairment charge is recorded for the excess.

Identified intangible assets that have a designated and finite life are amortized over their useful lives and are evaluated for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable.

Investment Accounted for Under the Equity Method

Equity method investments comprise investments in Zevenbergen Capital Investments. Investments are initially recognized at cost and are subsequently adjusted for the Company’s share of profits or losses and other changes in comprehensive income, less any dividends or distributions received. The Consolidated Statement of Comprehensive Income includes the Company’s share of profit and losses for the period from January 1, 2014 through May 30, 2014.

Income Taxes

Prior to Conversion, the Company was considered a c-corporation for tax purposes. The provision for the income taxes was based on income and expense reported for financial statement purposes after adjustment for permanent differences. Deferred income tax assets and liabilities resulted from differences between the timing of the recognition of assets and liabilities for financial reporting purposes and for income tax return purposes. These assets and liabilities were measured using the enacted tax rates and laws that were currently in effect. Subsequent changes in the tax laws require adjustment to these assets and liabilities with the cumulative effect included in the provision for income taxes for the period in which the change is enacted. A valuation allowance is recognized for a deferred tax asset if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. For additional information on the Company’s activities related to income taxes prior to May 24, 2014, see Note 10, “Income Taxes.”

The Company was included in the consolidated federal income tax return and various consolidated or combined state income tax returns filed by SunTrust. In accordance with the tax sharing policy applicable to SunTrust and each of its subsidiaries, the Company’s income taxes were calculated as if the Company filed separate income tax returns with appropriate adjustments to properly reflect the impact of a consolidated filing. Payments to tax authorities were made by SunTrust.

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RidgeWorth Capital Management LLC

Notes to Consolidated Financial Statements

For the Period from January 1, 2014 through May 30, 2014

No provision for federal income taxes is necessary in the financial statements of the Company for periods after conversion, because, as it is considered a partnership for tax purposes, it is not subject to federal income tax and the tax effect of its activities is passed on to the members.

In certain circumstances, partnerships may be held to be associations taxable as corporations. The IRS has issued regulations specifying circumstances under current law when such a finding may be made, and management has obtained an opinion of counsel based on those regulations that the partnership is not an association taxable as a corporation. A finding that the Company is an association taxable as a corporation could have a material adverse effect on the financial position and results of operations of the Company.

In accordance with U.S. GAAP, the Company is required to determine whether a tax position of the Company is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement which could result in the Partnerships recording a tax liability that would reduce partners’ capital. The Company has assessed its transactions and has determined there are no material unrecorded tax liabilities. Accordingly, no provision has been recorded on the consolidated financial statements as of May 30, 2014.

The Company recognizes interest and penalties, if any, related to unrecognized tax exposures as income tax expense in the Consolidated Statement of Comprehensive Income. During the period ended May 30, 2014, the Company did not incur any interest or penalties.

Revenue Recognition

Fee income includes revenue from investment management services and performance fees. Investment management fees are recognized in the accounting period in which the associated investment management or transaction services are provided and are most often calculated as a percentage of the client’s assets under management. Performance fees are considered earned, and thus recognized, either when the investor leaves the fund or at the end of the contractual measurement period. Other income is recognized in the accounting period in which services are rendered.

Equity-Based Compensation and Incentive Compensation

The Company sponsors a plan under which certain key employees may be granted restricted unit awards. The Company accounts for equity-based compensation under the fair value recognition provisions whereby the fair value of the vested awards at grant date is expensed over the award’s service period. Awards that do not vest are not expensed because service or performance

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RidgeWorth Capital Management LLC

Notes to Consolidated Financial Statements

For the Period from January 1, 2014 through May 30, 2014

conditions are not satisfied. Additionally, the Company estimates the number of awards for which it is probable that service will be rendered and adjusts compensation cost accordingly. Estimated forfeitures are subsequently adjusted to reflect actual forfeitures.

Prior to Conversion, RWCM sponsored a stock plan under which certain key employees may have been granted restricted stock. Additionally, the eligible employees of the Company participated in SunTrust’s various short-term and long-term incentive (LTI) plans for eligible employees under which employees may have received stock options, restricted stock and LTI cash awards. The Company accounted for stock-based compensation under the fair value recognition provisions whereby the fair value of the award at grant date was expensed over the award’s vesting period. Additionally, the Company estimated the number of awards for which it is probable that service would not have been rendered (estimated forfeitures) and adjusted compensation cost accordingly. Estimated forfeitures were subsequently adjusted to reflect actual forfeitures. At Conversion, the granted stock was converted to members’ equity of RidgeWorth Capital Management LLC. At the consummation of the purchase of RidgeWorth Capital Management LLC on May 30, 2014, all unvested units became immediately vested subject to certain conditions of the Purchase agreement.

Post-Employment Benefits

Prior to the Purchase Transaction, RidgeWorth employees participated in SunTrust’s defined contribution plan and noncontributory pension plans. Additionally, SunTrust provided certain health care and life insurance benefits to retired employees. Employees participating in the defined contribution plan received dollar for dollar matches on the first 6% of eligible pay that an employee elects to defer. SunTrust allocated expense to the Company for any matches it makes to RidgeWorth employees.

Fair Value Measurement

Certain assets and liabilities are measured at fair value on a recurring basis. An example of this includes trading assets. Fair value is used on a non-recurring basis as a measurement basis either when assets are evaluated for impairment or for disclosure purposes. Examples of non-recurring uses of fair value include goodwill, intangible assets and minority interest in Zevenbergen Capital Investments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Depending on the nature of the asset or liability, the Company uses various valuation techniques and assumptions when estimating fair value.

The Company applies the following fair value hierarchy to all recurring and non-recurring fair value measurements:

Level 1 – Assets or liabilities for which the identical item is traded on an active exchange, such as publicly-traded instruments or futures contracts.

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RidgeWorth Capital Management LLC

Notes to Consolidated Financial Statements

For the Period from January 1, 2014 through May 30, 2014

Level 2 – Assets and liabilities valued based on observable market data for similar instruments, for substantially the full term of the financial instrument.

Level 3 – Assets or liabilities for which significant valuation assumptions are not readily observable in the market; instruments valued based on the best available data, some of which is internally developed, and considers risk premiums that a market participant would require.

When determining the fair value measurement for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability. When possible, the Company looks to active and observable markets to price identical assets or liabilities. When identical assets and liabilities are not traded in active markets, the Company looks to market observable data for similar assets and liabilities. The Company uses alternative valuation techniques to derive a fair value measurement for those assets and liabilities that are either not actively traded in observable markets or for which market observable inputs are not available.

Accounting Policies Recently Adopted and Pending Accounting Pronouncements

In May 2014, The Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update 2014-09, “Revenue from Contracts with Customers (ASU 2014-09),” which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. ASU 2014-09 is effective for fiscal years beginning after December 15, 2016. In April 2015, the effective date was deferred to apply to fiscal years beginning after December 15, 2017, and requires either a retrospective or a modified retrospective approach to adoption. Early adoption is permitted in the fiscal year beginning after December 15, 2016. The Company is currently evaluating the potential impact on its consolidated financial statements, if any, as well as the available transition methods.

In February 2015, the FASB issued Accounting Standard Update 2015-02, “Consolidation (Topic 810): Amendments to the Consolidation Analysis.” This standard modifies existing consolidation guidance for reporting organizations that are required to evaluate whether they should consolidate certain legal entities. ASU 2015-02 is effective for fiscal years beginning after December 15, 2015, and requires either a retrospective or a modified retrospective approach to adoption. Early adoption is permitted. The Company has elected to adopt this standard effective as of January 1, 2014 using the modified retrospective approach by recording a cumulative-effect adjustment to equity as of January 1, 2014. The impact of the early adoption is the de-consolidation of a VIE as the Company is no longer considered to have a variable interest in the VIE. The early adoption of this ASU also resulted in the Company no longer consolidating a VOE fund in which the Company served as the general partner.

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RidgeWorth Capital Management LLC

Notes to Consolidated Financial Statements

For the Period from January 1, 2014 through May 30, 2014

In April 2015, the FASB issued Accounting Standard Update 2015-03, “Interest – Imputation of Interest (Subtopic 835-30) – Simplifying the Presentation of Debt Issuance Costs (ASU 2015-03).” ASU 2015-03 simplifies the presentation of debt issuance costs by requiring costs related to the debt liability to be presented as a direct deduction from the carrying amount of that debt liability. ASU 2014-03 is effective for fiscal years beginning after December 15, 2015. Early adoption is permitted. The Company is currently evaluating the potential impact on its consolidated financial statements, if any.

3. Lines of Credit

On April 14, 2014, the unsecured revolving lines of credit with SunTrust, both as a borrower and/or a lender, were cancelled. Interest received from SunTrust for the period prior to April 14, 2014 was $45,056 and is included in the Consolidated Statement of Comprehensive Income. No interest expense was incurred during the period and no other borrowing arrangements are in force.

4. Furniture, Equipment and Leasehold Improvements

Furniture, equipment and leasehold improvements as of May 30, 2014 consisted of the following:

	Useful Life	May 30, 2014

Leasehold improvements	1-30 years	$4,075,483
Furniture and equipment	1-20 years	6,295,393

		10,370,876
Less accumulated depreciation and amortization		(6,444,926)

Total premises and equipment		$3,925,950

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RidgeWorth Capital Management LLC

Notes to Consolidated Financial Statements

For the Period from January 1, 2014 through May 30, 2014

RidgeWorth is a party to three noncancelable operating leases for facility space. Minimum payments as of May 30, 2014, are as follows:

Noncancelable Lease Payments

2014	$1,081,468
2015	1,698,020
2016	1,904,326
2017	1,931,217
2018	1,964,382
Thereafter	7,961,910

Total lease payments	$16,541,323

For the Company’s Orlando lease, RidgeWorth shared the leased space with other SunTrust subsidiaries. Accordingly, SunTrust paid occupancy costs of $113,018 for period from January 1, 2014 through May 30, 2014. Further, RidgeWorth occupied leased space for which it was not the lessor, rather SunTrust or a subsidiary of SunTrust was the lessor. In these situations, SunTrust ratably allocates rent expense to RidgeWorth for the space utilized by the Company.

Commensurate with the closing of the Purchase Transaction, SunTrust assumed the lease obligation of the Orlando lease and has agreed to sublease the space to the Company and its affiliates until November 30, 2014, at which time the Company will enter into an alternative facility lease agreement. Accordingly, RidgeWorth transferred the Orlando lease obligation of $571,473 to SunTrust pursuant to SunTrust’s assumption of the lease obligation on May 30, 2014. The transfer is presented in the Consolidated Statement of Changes in Members’ Equity as part of the distribution of assets and liabilities to SunTrust in preparation for the Purchase Transaction. The schedule of noncancelable lease payments reflects these arrangements. The Company entered into a new agreement for its New Jersey location as well whose current lease expired on January 31, 2015.

RidgeWorth recognized $893,194 in operating lease expenses for the period from January 1, 2014 through May 30, 2014, net of occupancy costs paid by SunTrust.

5. Goodwill and Other Intangible Assets

Goodwill is required to be tested for impairment on an annual basis or as events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The Company completed its goodwill impairment test in September, 2013 and determined that there was no impairment of goodwill. No interim test was necessary.

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RidgeWorth Capital Management LLC

Notes to Consolidated Financial Statements

For the Period from January 1, 2014 through May 30, 2014

The changes in carrying amounts of other intangible assets for period from January 1, 2014 through May 30, 2014, are as follows:

	Trade Name	Client Relationships	Total

Balance, December 31, 2013	$6,000,000	$3,991,904	$9,991,904
Amortization		(1,108,862)	(1,108,862)

Balance, May 30, 2014	$6,000,000	$2,883,042	$8,883,042

The estimated amortization expense for intangible assets is as follows:

	Trade Name	Client Relationships	Total

2014	$—	$1,552,407	$1,552,407
2015	—	1,330,635	1,330,635

Total	$—	$2,883,042	$2,883,042

6. Equity-Based Compensation

Prior to Conversion, RidgeWorth employees were eligible to participate in SunTrust’s share-based compensation program. SunTrust provided share-based awards through the SunTrust Banks Inc. 2009 Stock Plan under which the Compensation Committee of the Board of Director of SunTrust had the authority to grant options and restricted stock, of which some had performance features, to key employees of SunTrust and its subsidiaries.

Shares of SunTrust restricted stock or stock options were granted to employees and directors and typically cliff vested after three years. Restricted stock grants were subject to one or more criteria, including employment, performance or other conditions as established by the Compensation Committee of the Board of Directors of SunTrust at the time of grant. Compensation cost for restricted stock was equal to the fair market value of the shares at the date of the award and was amortized to compensation expense over the vesting period. Dividends were paid on awarded but unvested restricted stock. Stock options were granted at a price which is no less than the fair market value of a share of SunTrust common stock on the grant date and were either tax qualified incentive stock options or non-qualified stock options. Stock options

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RidgeWorth Capital Management LLC

Notes to Consolidated Financial Statements

For the Period from January 1, 2014 through May 30, 2014

typically vested after three years and generally had a maximum contractual life of ten years. Incentive compensation and share-based payment expense was allocated to RidgeWorth by SunTrust based on actual awards to RidgeWorth employees. There were no new SunTrust restricted stock or stock option awards issued in 2014.

In December 2010, RWCM established its own share-based compensation plan whereby certain key employees were granted restricted shares of RWCM common stock. The awards were generally subject to one or more vesting criteria, including employment, performance or other conditions as established by RidgeWorth’s Board of Directors at the time of grant; however, certain awards were immediately vested and compensation cost was immediately recognized. Compensation cost for awards that did not immediately vest was equal to the fair market value of the shares at the grant date of the award and was amortized to compensation expense over the vesting period, which was typically three or four years. As the equity of RidgeWorth does not trade in public markets, fair value at grant date is determined based on a current external valuation. Depending on the specific terms of the awards, unvested awards may or may not have been entitled to receive dividends during the vesting period. The restricted stock awards were subject to certain fair value put and call provisions subsequent to vesting and a required holding period.

Following the Conversion, the equity of RWCM, including the share-based awards, was converted to units. Additionally, unvested units were accelerated and vested at Conversion. Movement of the equity-based compensation is detailed in the following table:

	Shares Unvested	Fair Value at Issuance	Annual Restricted Stock Awards Expense	Remaining Fair Value to be Expensed
Balance, December 31, 2013	61,405	$26,184,416	(19,367,976)	$6,816,440
Granted during the period	2,654	1,628,700	—	1,628,700
Forfeited during the period	(904)	(395,825)	—	(395,825)
Vested during the period	(63,155)	—	—	—
Current period expense		—	(8,049,315)	(8,049,315)

Balance, May 30, 2014	—	$27,417,291	$(27,417,291)	$—

The share-based compensation is $8,049,315 for period from January 1, 2014 through May 30, 2014, respectively and is included in the Consolidated Statement of Comprehensive Income.

7. Members’ Equity

At the formation of the limited liability company, equity of the corporation was converted to common units which were then allocated to the members of the Company on the same ownership

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RidgeWorth Capital Management LLC

Notes to Consolidated Financial Statements

For the Period from January 1, 2014 through May 30, 2014

percentage that existed prior to the formation of the limited liability company. The Company’s income and losses will be allocated proportionally among the vested units held by the each member. Distributions to the members will be made at the discretion of the Board of Directors and will be allocated proportionally among the vested units.

8. Related-Party Transactions

The Company has entered into an agreement with certain SunTrust affiliates to serve as subadvisor on designated client accounts including various retirement plans of SunTrust Banks, Inc. In addition, SunTrust Banks, Inc. and its affiliates control and/or have the ability to influence a significant portion of assets invested in the RidgeWorth Funds, for which the Company earns advisory fees. As of May 30, 2014, approximately 10.7% of the RidgeWorth Funds’ assets were controlled/influenced by SunTrust affiliates (Affiliates) outside of RidgeWorth. Servicing fees on assets controlled/influenced by Affiliates for period from January 1, 2014 through May 30, 2014 amounted to $503,948 and are reflected in Distribution and Servicing expense.

SunTrust Bank also provides human resources, accounting/finance, real estate, legal, risk management, and other such support services to the Company under a services agreement for which the Company incurs direct expense. The Company reports the costs incurred for these services as General and Administrative expenses. The costs amounted to $1,670,047 for period from January 1, 2014 through May 30, 2014.

9. Concentrations

The Company’s client base consists primarily of pooled investment vehicles, not for profit organizations, governmental entities, corporations and individuals. A substantial portion of the assets managed by the Company are controlled by a limited number of parties whose decisions could have a significant impact on the Company’s financial performance.

A significant portion of the Company’s revenues is based upon the value of client assets under management. Accordingly, a portion of the Company’s revenue is subject to external risk factors including, but not limited to, downward shifts in the valuation of capital markets and overall economic conditions.

Page | 16

RidgeWorth Capital Management LLC

Notes to Consolidated Financial Statements

For the Period from January 1, 2014 through May 30, 2014

10. Income Taxes

Prior to the Conversion, the Company incurred income tax expense (benefit) in the Statement of Comprehensive Income as determined in accordance with ASC 740, Accounting for Income Taxes, for period from January 1, 2014 through May 24, 2014, and are as follows:

	Current	Deferred	Total

Federal	4,721,690	(92,921)	4,628,769
State	618,987	(21,284)	597,703

	$5,340,677	$(114,205)	$5,226,472

Deferred income tax assets and liabilities result from the differences between the timing of the recognition of assets and liabilities for financial reporting purposes and for income tax return purposes. These assets and liabilities are measured using the enacted tax rates and laws that are currently in effect, but upon conversion to a limited liability company were transferred to SunTrust.

No unrecognized tax benefits have been recorded under ASC 740-10, Income Taxes, and no corresponding interest or penalties have been accrued. The Company continually evaluates the unrecognized tax benefits associated with its uncertain tax positions. The Company does not expect a significant change in its unrecognized tax benefits within 12 months of this reporting date.

The Company did not settle any tax obligations to SunTrust for the period from January 1, 2014 through May 30, 2014. On May 30, 2014, SunTrust assumed all outstanding tax obligations of the Company.

11. Fair Value Election and Measurement

The Company carries certain assets and liabilities at fair value on a recurring basis and appropriately classifies them as Level 1, 2 or 3 within the fair value hierarchy. The Company’s recurring fair value measurements are based on a requirement to carry such assets and liabilities at fair value or the Company’s election to carry certain financial assets and liabilities at fair value. Assets that are required to be carried at fair value on a recurring basis include trading securities. All such assets and liabilities are considered either Level 1 or Level 2, and there were no transfers between Level 1 and Level 2 assets and liabilities for period from January 1, 2014 through May 30, 2014. As of May 30, 2014, there were no assets or liabilities measured at fair valued on a recurring basis. The Company did not have any such assets or liabilities classified as Level 3 for the period from January 1, 2014 through May 30, 2014.

Page | 17

RidgeWorth Capital Management LLC

Notes to Consolidated Financial Statements

For the Period from January 1, 2014 through May 30, 2014

The Company accounts for its minority interest in Zevenbergen Capital Investments (ZCI) at fair value on a non-recurring basis and classifies the investment as Level 3 within the fair value hierarchy as the result of the valuation methodology used and the lack of observable inputs. ZCI’s client base consists primarily of public funds and endowments and foundations, a concentration of which is represented by a limited number of clients. The Company’s minority interest in ZCI is accounted for under the equity method of accounting. The Company will test for impairment on an annual basis or as events occur or circumstances change that would more likely than not reduce the fair value of its investment below its carrying value. Fair value of $505,701 has been recognized for the period from January 1, 2014 through May 30, 2014 and is included in the Consolidated Statement of Comprehensive Income. There were no other assets or liabilities measured at fair value on a non-recurring basis.

12. Commitments and Contingencies

The Company is subject to various routine reviews, regulatory audits and inspections by the SEC and from time to time may become involved in legal proceedings arising in the ordinary course of business. It is the opinion of management that the ultimate liabilities, if any, will note have a material adverse impact on the Company’s consolidated financial statements.

13. Subsequent Events

The Company has evaluated subsequent events through the date which the financial statements were issued.

Page | 18

CONSOLIDATED FINANCIAL STATEMENTS RidgeWorth Capital Management, Inc. Year Ended December 31, 2013 With Report of Independent Auditors

RidgeWorth Capital Management, Inc.

Consolidated Financial Statements

December 31, 2013

Report of Independent Auditors

The Board of Directors and Shareholders of RidgeWorth Capital Management, Inc.

We have audited the accompanying consolidated financial statements of RidgeWorth Capital Management, Inc., which comprise the consolidated balance sheet as of December 31, 2013, and the related consolidated statements of comprehensive income, changes in equity and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of RidgeWorth Capital Management, Inc. at December 31, 2013, and the consolidated results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 31, 2014

RidgeWorth Capital Management, Inc.

Consolidated Balance Sheet

December 31, 2013

ASSETS

Cash	$20,267,151
Intercompany notes due from parent	169,185,000
Receivable from affiliates	1,243,210
Trading securities	7,961,526
Receivables and accrued income	23,384,144
Prepaid assets and other	612,898
Assets of consolidated investment products:
Cash and cash equivalents from consolidated investment products	39,435,374
Receivables and accrued income from consolidated investment products	688,716
Investments from consolidated investment products	42,728,852
Loans held for sale from consolidated investment products at fair value	261,072,002
Investments, equity method	4,392,555
Furniture, equipment and leasehold improvements, net	4,349,864
Deferred taxes, net	3,247,263
Intangible assets, net	9,991,904
Goodwill	152,293,158
Other assets	111,816

Total assets	$740,965,433

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Income taxes payable	$1,932,136
Accounts payable and accrued liabilities	3,703,567
Accrued compensation and benefits	43,727,094
Other liabilities	2,261,250
Liabilities to affiliates	18,105,420
Liabilities of consolidated investment products:
Other payables from consolidated investment products	1,837,500
Accrued interest from consolidated investment products	93,853
Long-term debt from consolidated investment products at fair value	285,465,159
Capital withdrawals payable from consolidated investment products	2,731,876

Total liabilities	359,857,855

Commitment and Contingencies (Note 13)

Shareholders’ Equity:
Equity attributable to common shareholders:
Common shares ($0.01 par value; 1 million authorized; 557,197 outstanding)	5,500
Additional paid-in capital	171,282,519
Retained earnings	184,819,309

Total equity attributable to common shareholders	356,107,328
Equity attributable to noncontrolling interests in consolidated entities	25,000,250

Total shareholders’ equity	381,107,578

Total liabilities and shareholders’ equity	$740,965,433

The accompanying notes are an integral part of these consolidated financial statements.

RidgeWorth Capital Management, Inc.

Consolidated Statement of Comprehensive Income

For the Year Ended December 31, 2013

Operating revenues:
Investment management fees	$178,345,386
Performance fees	321,128

Total operating revenues	178,666,514

Operating expenses:
Compensation and benefits	89,093,906
Distribution and servicing	6,483,953
General and administrative	29,882,827
General and administrative of consolidated investment product	898,553
Depreciation and other amortization	1,203,008
Amortization of intangible assets	2,803,470

Total operating expenses	130,365,717

Operating income	48,300,797

Other income (expense)
Realized and unrealized gain on investments	2,854,146
Realized and unrealized gain of consolidated investment product, net	12,076,584

Total other income, net	14,930,730

Interest income
Interest income	189,849
Interest income of consolidated investment products	2,413,371

Total interest income	2,603,220

Income before income taxes	65,834,747
Provision for income taxes	22,006,538

Net income, including income attributable to noncontrolling interests	43,828,209
Net income attributable to noncontrolling interests	(8,824,958)

Net income attributable to common shareholders	35,003,251

Other comprehensive income	—

Total comprehensive income attributable to shareholders	$35,003,251

The accompanying notes are an integral part of these consolidated financial statements.

RidgeWorth Capital Management, Inc.

Consolidated Statement of Cash Flows

For the Year Ended December 31, 2013

Cash Flows from Operating Activities:
Net income, including income attributable to noncontrolling interests	$43,828,209
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangibles	2,803,470
Net gains on trading assets	(45,012)
Stock based compensation	5,857,060
Depreciation and other amortization	1,203,008
Gain on partnership investments	(728,010)
Deferred income tax benefit	(229,081)
Income from consolidated investment products, net of other items	(3,534,818)
Purchases of investments in consolidated investment products	(300,000)
Proceeds from redemptions from consolidated investment products	5,953,930
Loans held for sale from consolidated investment products, net	57,682,178
Changes in operating assets and liabilities:
Net change in other assets/liabilities of consolidated investment products	(16,900,045)
Net (increase) in other assets	(2,556,398)
Net increase in other liabilities	5,407,021

Net cash provided by operating activities	98,441,512

Cash Flows from Investing Activities:
Net increase in intercompany notes due to/from parent	(35,575,000)
Sale of trading assets	1,000,000
Proceeds from partnership distributions	865,852
Purchases of fixed assets	(48,974)

Net cash provided by investing activities	(33,758,122)

Cash Flows from Financing Activities:
Capital invested into consolidated investments products	300,000
Capital distributed by consolidated investments products	(8,840,566)
Borrowings of consolidated investments products, net	(34,447,508)

Net cash used for financing activities	(42,988,074)

Increase (decrease) in cash and cash equivalents	21,695,316
Cash and cash equivalents at beginning of period	38,007,209

Cash and cash equivalents at end of period	$59,702,525

Supplemental Disclosures:
Income Taxes paid	$23,351,740

The accompanying notes are an integral part of these consolidated financial statements.

RidgeWorth Capital Management, Inc.

Consolidated Statement of Changes in Equity

For The Year Ended December 31, 2013

	Shares	Common Stock	Additional Paid-in Capital	Retained Earnings	Total Equity Attributable to Common Shareholders	Noncontrolling Interests in Consolidated Entities	Total Equity
Balances at December 31, 2012	557,197	5,500	165,425,459	149,816,058	315,247,017	27,447,734	342,694,751
Compensation expense of restricted stock awards	—	—	5,857,060	—	5,857,060	—	5,857,060
Net income, including gain attributable to noncontrolling interests	—	—	—	35,003,251	35,003,251	8,824,958	43,828,209
Change in noncontrolling interests in consolidated entities, net	—	—	—	—	—	(11,272,442)	(11,272,442)

Balances at December 31, 2013	557,197	$5,500	$171,282,519	$184,819,309	$356,107,328	$25,000,250	$381,107,578

The accompanying notes are an integral part of these consolidated financial statements.

RidgeWorth Capital Management, Inc.

Notes to Consolidated Financial Statements

1.	Nature of Business

RidgeWorth Capital Management, Inc. (“RidgeWorth” or the “Company”), a majority owned subsidiary of SunTrust Banks, Inc. (“SunTrust”), is a Securities and Exchange Commission (“SEC”) registered investment adviser and holding company with varying degrees of ownership in other institutional asset management boutiques offering a wide array of equity and fixed income management capabilities. Five of these boutiques are wholly-owned including: Ceredex Value Advisors, Certium Asset Management, Seix Investment Advisors, Silvant Capital Management, and StableRiver Capital Management. RidgeWorth has a minority interest in Zevenbergen Capital Investments. As of December 31, 2013, RidgeWorth and its wholly-owned boutiques managed approximately $50.3 billion in assets under management.

2.	Significant Accounting Policies

Basis of Presentation

These consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles, or U.S. GAAP, and in the opinion of management reflect all adjustments, consisting of only normal recurring adjustments, necessary for a fair consolidated statement of financial condition, results of operations, and cash flows for the period presented.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses for the periods presented. Actual results could differ from those estimates.

Basis of Consolidation

The consolidated financial statements include the accounts of the Company, its majority or wholly-owned subsidiaries, and variable interest entities (“VIEs”) where the Company is the primary beneficiary. Investments in funds which are voting interest entities (“VOEs”) and, which the Company controls as the managing member or general partner, are also consolidated. The Company provides investment management services to, and has transactions with, collateralized loan obligations (“CLOs”) and other investment products sponsored by the Company for the investment of client assets in the normal course of business. All inter-company accounts and transactions have been eliminated in consolidation. Results of operations associated with companies or net assets sold are included through the date of disposition. The Company reports any noncontrolling interests in its subsidiaries and consolidated entities in the equity section of the Consolidated Balance Sheet and separately presents the income or loss attributable to the noncontrolling interest of consolidated subsidiaries and consolidated entity in its Consolidated Statement of Income. Assets and liabilities of purchased companies are stated at estimated fair values at the date of acquisition. Investments in companies which are not VIEs, or where the Company is not the primary beneficiary in a VIE, that the Company owns a voting interest of 20% to 50%, and for which it has the ability to exercise significant influence over operating and financing decisions, are accounted for using the equity method of accounting. Also refer to Note 11 – Consolidated Investment Products for additional information.

RidgeWorth Capital Management, Inc.

Notes to Consolidated Financial Statements

Cash and Cash Equivalents

Cash and cash equivalents consist of cash in banks and money market investments funds.

Loans Held for Sale

Loans held for sale from consolidated investment products is comprised of commercial leveraged loans for which the Company has elected to account for at fair value. See Note 11, Consolidated Investment Products, where further discussed.

Furniture, Equipment and Leasehold Improvements

Furniture, equipment and leasehold improvements are valued at cost and depreciated on a straight-line basis over their useful economic lives of between 2 and 40 years.

An item of furniture, equipment and leasehold improvement is removed upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal of the asset, calculated as the difference between the net disposal proceeds and the carrying amount of the item, is included in the income statement in the year the item is sold or retired. Furniture, equipment and leasehold improvements are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable.

All leases are classified as operating leases. Operating lease payments are recognized as an expense in the consolidated income statement on a straight-line basis over the lease term. Benefits received as an incentive to enter into an operating lease are also spread on a straight-line basis over the lease term.

Goodwill and Other Intangible Assets

Goodwill arising from acquisitions, being the excess of the cost of a business combination over the fair value of the identifiable assets (including intangible assets identified), liabilities acquired, is capitalized in the consolidated balance sheet.

Goodwill is reviewed for impairment annually or more frequently if changes in circumstances indicate that the carrying value may be impaired. The goodwill impairment test is performed in two steps. The first step is used to identify potential impairment and the second step, if required, measures the amount of impairment by comparing the carrying amount of goodwill to its implied fair value. If the implied fair value of the goodwill exceeds the carrying amount, there is no impairment. If the carrying value of goodwill exceeds the implied fair value of the goodwill, an impairment charge is recorded for the excess.

Identified intangible assets that have a designated and finite life are amortized over their useful lives and are evaluated for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable.

Trading Securities

Trading securities are predominantly comprised of mutual funds registered under the Investment Company Act of 1940. These securities are actively traded in the market and thus valued by using an exchange traded market price for these instruments. Changes in fair value are recognized within investment income in the consolidated statement of income.

From time to time, the Company provides seed capital on the launch of its products or products of its associates. The seed capital investments vary in duration depending on the nature of the investment and

RidgeWorth Capital Management, Inc.

Notes to Consolidated Financial Statements

represent less than 50% of the underlying fund’s size. Given the limited size and nature of these investments, RidgeWorth does not consider itself to have significant influence or control over the underlying funds to merit accounting for them using the equity method or consolidating them in the Company’s consolidated financial statements.

Investments Accounted for Under the Equity Method

Equity method investments comprise investments in Zevenbergen Capital Investments. Investments are initially recognized at cost and are subsequently adjusted for the Company’s share of profits or losses and other changes in comprehensive income, less any dividends or distributions received. The consolidated income statement includes the Company’s share of profit and losses for the year.

Income Taxes

The provision for income taxes is based on income and expense reported for financial statement purposes after adjustment for permanent differences. Deferred income tax assets and liabilities result from differences between the timing of the recognition of assets and liabilities for financial reporting purposes and for income tax return purposes. These assets and liabilities are measured using the enacted tax rates and laws that are currently in effect. Subsequent changes in the tax laws require adjustment to these assets and liabilities with the cumulative effect included in the provision for income taxes for the period in which the change is enacted. A valuation allowance is recognized for a deferred tax asset if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. In computing the income tax provision, the Company evaluates the technical merits of its income tax positions based on current legislative, judicial and regulatory guidance. Interest and penalties related to the Company’s tax positions are recognized as a component of the income tax provision. For additional information on the Company’s activities related to income taxes, see Note 10, “Income Taxes.”

The Company is included in the consolidated federal income tax return and various consolidated or combined state income tax returns filed by SunTrust. In accordance with the tax sharing policy applicable to SunTrust and each of its subsidiaries, the Company’s income taxes are calculated as if the Company filed separate income tax returns with appropriate adjustments to properly reflect the impact of a consolidated filing. Payments to tax authorities are made by SunTrust.

Revenue Recognition

Fee income includes revenue from investment management services and performance fees. Investment management fees are recognized in the accounting period in which the associated investment management or transaction services are provided and are most often calculated as a percentage of the client’s assets under management. Performance fees are considered earned, and thus recognized, either when the investor leaves the fund or at the end of the contractual measurement period. Other income is recognized in the accounting period in which services are rendered.

Share-Based Compensation and Incentive Compensation

The Company sponsors a stock plan under which certain key employees may be granted restricted stock. Additionally, the eligible employees of the Company participate in SunTrust’s various short-term and long-term incentive (“LTI”) plans for eligible employees under which employees may receive stock options, restricted stock and LTI cash awards. The Company accounts for stock-based compensation under the fair value recognition provisions whereby the fair value of the award at grant date is expensed over the award’s vesting period. Additionally, the Company estimates the number of awards for which it is probable that service will be rendered and adjusts compensation cost accordingly. Estimated forfeitures are subsequently adjusted to reflect actual forfeitures.

RidgeWorth Capital Management, Inc.

Notes to Consolidated Financial Statements

Post-Employment Benefits

RidgeWorth employees participate in SunTrust’s defined contribution plan and noncontributory pension plans. Additionally, SunTrust provides certain health care and life insurance benefits to retired employees. Employees participating in the defined contribution plan receive dollar for dollar matches on the first 6% of eligible pay that an employee elects to defer, and may receive a profit sharing contribution at the discretion of SunTrust. SunTrust allocates expense to the Company for any matches it makes to RidgeWorth employees.

Fair Value Measurement

Certain assets and liabilities are measured at fair value on a recurring basis. Examples of these include trading assets, loans held for sale and long-term debt pursuant to the consolidation of a CLO vehicle. Fair value is used on a non-recurring basis as a measurement basis either when assets are evaluated for impairment or for disclosure purposes. Examples of non-recurring uses of fair value include goodwill, intangible assets and minority interest in Zevenbergen Capital Investments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Depending on the nature of the asset or liability, the Company uses various valuation techniques and assumptions when estimating fair value.

The Company applies the following fair value hierarchy to all recurring and non-recurring fair value measurements:

Level 1 – Assets or liabilities for which the identical item is traded on an active exchange, such as publicly-traded instruments or futures contracts.

Level 2 – Assets and liabilities valued based on observable market data for similar instruments, for substantially the full term of the financial instrument.

Level 3 – Assets or liabilities for which significant valuation assumptions are not readily observable in the market; instruments valued based on the best available data, some of which is internally developed, and considers risk premiums that a market participant would require.

When determining the fair value measurement for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability. When possible, the Company looks to active and observable markets to price identical assets or liabilities. When identical assets and liabilities are not traded in active markets, the Company looks to market observable data for similar assets and liabilities. The Company uses alternative valuation techniques to derive a fair value measurement for those assets and liabilities that are either not actively traded in observable markets or for which market observable inputs are not available.

Accounting Policies Recently Adopted and Pending Accounting Pronouncements

In December 2011, the FASB issued ASU 2011-11, “Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities.” The ASU requires additional disclosures about financial instruments and derivative instruments that are offset or subject to an enforceable master netting arrangement or similar agreement. The Company adopted the ASU at January 1, 2013, and it did not impact the Company’s consolidated financial position, cash flows or results of operations.

RidgeWorth Capital Management, Inc.

Notes to Consolidated Financial Statements

In February 2013, the FASB issued ASU 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income” which provides disclosure guidance on amounts reclassified out of Other Comprehensive Income by component. The ASU is effective for fiscal periods beginning after December 15, 2012. The Company adopted the ASU at January 1, 2013 and it did not impact the Company’s consolidated financial position, cash flows or results of operations as the Company does not have any other comprehensive income.

In June 2013, the FASB issued ASU 2013-08, “Financial Services-Investment Companies (Topic 946): Amendments to the Scope, Measurement, and Disclosure Requirements.” The ASU clarifies the characteristics of an investment company and requires an investment company to measure noncontrolling ownership interests in other investment companies at fair value rather than using the equity method of accounting. The ASU is effective for the fiscal years and interim periods beginning after December 15, 2013. The Company adopted the ASU at January 1, 2014 and the adoption did not have a significant impact on the Company’s consolidated financial position, cash flows or results of operations.

In July 2013, the FASB issued ASU 2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (a consensus of the Emerging Issues Task Force).” Prior to this ASU, U.S. GAAP did not include explicit guidance on the financial statement presentation of a UTB when a NOL carryforward, a similar tax loss, or a tax credit carryforward exists. The ASU requires, with limited exceptions, that a UTB, or a portion of a UTB, should be presented in the financial statements as a reduction to a DTA for a NOL carryforward, a similar tax loss, or a tax credit carryforward. The ASU is effective for fiscal years and interim periods beginning after December 15, 2013. As early adoption is permitted, the Company adopted this ASU upon issuance and it resulted in an immaterial reclassification within liabilities in the Consolidated Balance Sheets. As this ASU only impacts financial statement presentation and related footnote disclosures, there is no impact on the Company’s consolidated financial position or results of operations.

3.	Transaction

On December 11, 2013, employees of the Company, in partnership with affiliated investment funds of Lightyear Capital, a private equity firm, entered into an agreement to acquire all outstanding equity securities of the Company from SunTrust for a price of up to $265 million. Upon the close of the transaction (hereafter referred to as the “Purchase Transaction”) anticipated to be in the second quarter of 2014, subject to customary regulatory approvals, RidgeWorth will become an independent investment firm with significant equity ownership by employees. The current leadership of RidgeWorth and its affiliated boutiques will continue to manage the business and investment strategies.

4.	Lines of Credit

The Company and its wholly-owned subsidiaries each have unsecured revolving lines of credit with SunTrust Banks, Inc. in order to provide liquidity to each operating unit. The borrowings are payable upon demand and the cumulative amounts authorized and outstanding are noted below:

Payables
December 31, 2013
Authorized	Outstanding
$25,000,000	$—

RidgeWorth Capital Management, Inc.

Notes to Consolidated Financial Statements

The Company did not pay any Interest to SunTrust for year ended December 31, 2013.

In addition, the Company and its wholly-owned subsidiaries have entered into unsecured revolving lines of credit with SunTrust Banks, Inc. for the purpose of managing excess cash. The receivables are due upon demand and the cumulative amounts authorized and outstanding are noted below:

Receivables
December 31, 2013
Authorized	Outstanding
$250,000,000	$169,185,000

Interest received from SunTrust for year ended December 31, 2013 was $189,849.

5.	Furniture, Equipment and Leasehold Improvements

Furniture, equipment and leasehold improvements as of December 31, 2013 consisted of the following:

	Useful Life	2013
Leasehold improvements	1-30 years	$4,694,757
Furniture and equipment	1-20 years	6,855,062

		11,549,819
Less accumulated depreciation and amortization		(7,199,955)

Total furniture, equipment and leasehold improvements		$4,349,864

RidgeWorth is a party to three noncancelable operating leases for facility space. Minimum payments as of December 31, 2013, are as follows:

Noncancelable Lease Payments
2014	2,039,536
2015	783,704
2016	745,603
2017	764,084
2018	783,145
Thereafter	1,285,301

Total lease payments	$6,401,373

Commensurate with the closing of the Purchase Transaction, SunTrust will assume the lease obligation of the Orlando, FL lease and has agreed to sublease the space to the Company and its affiliates until

RidgeWorth Capital Management, Inc.

Notes to Consolidated Financial Statements

November 30, 2014. The schedule of noncancelable lease payments reflects this arrangement. The Company is reviewing alternative facilities for its Orlando location and also its New Jersey location, whose lease expires on January 31, 2015.

For the Orlando lease, RidgeWorth shares the leased space with other SunTrust subsidiaries. Accordingly, SunTrust paid occupancy costs of $333,286 for the year ended December 31, 2013. Further, RidgeWorth occupies leased space for which it is not the lessor, rather SunTrust or a subsidiary of SunTrust is the lessor. In these situations, SunTrust ratably allocates rent expense to RidgeWorth for the space utilized by the Company. See Note 8, Related Party Transactions, which further discusses arrangements between SunTrust and RidgeWorth.

RidgeWorth recognized $2,149,323 in operating lease expenses in 2013, net of occupancy costs paid by SunTrust.

6.	Goodwill and Other Intangible Assets

Goodwill is required to be tested for impairment on an annual basis or as events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The Company completed its annual goodwill impairment test in 2013 and determined that there was no impairment of goodwill.

The changes in carrying amounts of other intangible assets for the years ended December 31, 2013 are as follows:

	Trade Name	Client Relationships	Other	Total
Balance, December 31, 2012	6,000,000	6,653,174	142,200	12,795,374

Amortization	—	(2,661,270)	(142,200)	(2,803,470)

Balance, December 31, 2013	$6,000,000	$3,991,904	$—	$9,991,904

The estimated amortization expense for intangible assets is as follows:

	Trade Name	Client Relationships	Total
2014	$—	$2,661,270	$2,661,270
2015	—	1,330,634	1,330,634

Total	$—	$3,991,904	$3,991,904

7.	Share-Based Compensation

RidgeWorth employees are eligible to participate in SunTrust’s share-based compensation program. SunTrust provides share-based awards through the SunTrust Banks Inc. 2009 Stock Plan under which the Compensation Committee of the Board of Directors of SunTrust has the authority to grant options and restricted stock, of which some have performance features, to key employees of SunTrust and its subsidiaries.

RidgeWorth Capital Management, Inc.

Notes to Consolidated Financial Statements

Shares of SunTrust restricted stock or stock options may be granted to employees and directors and typically cliff vest after three years. Restricted stock grants may be subject to one or more criteria, including employment, performance or other conditions as established by the Compensation Committee of the Board of Directors of SunTrust at the time of grant. Compensation cost for restricted stock is equal to the fair market value of the shares at the date of the award and is amortized to compensation expense over the vesting period. Dividends are paid on awarded but unvested restricted stock. Stock options are granted at a price which is no less than the fair market value of a share of SunTrust common stock on the grant date and may be either tax qualified incentive stock options or non-qualified stock options. Stock options typically vest after three years and generally have a maximum contractual life of ten years. Incentive compensation and share-based payment expense is allocated to RidgeWorth by SunTrust based on actual awards to RidgeWorth employees. This allocation amounted to $7,293 for 2013. There were no new SunTrust restricted stock or stock option awards issued in 2013.

In December 2010, RidgeWorth established its own share-based compensation plan whereby certain key employees are granted restricted shares of RidgeWorth common stock. The awards are generally subject to one or more vesting criteria, including employment, performance or other conditions as established by RidgeWorth’s Board of Directors at the time of grant; however, certain awards were immediately vested and compensation cost was immediately recognized. Compensation cost for awards that do not immediately vest is equal to the fair market value of the shares at the grant date of the award and is amortized to compensation expense over the vesting period, which is typically three or four years. As the equity of RidgeWorth does not trade in public markets, fair value at grant date is determined based on a current external valuation. Depending on the specific terms of the awards, unvested awards may or may not be entitled to receive dividends during the vesting period. The restricted stock awards are subject to certain fair value put and call provisions subsequent to vesting and a required holding period. Movements on share awards are detailed in the following table:

	Shares Unvested	Fair Value at Issuance	Annual Restricted Stock Awards Expense	Remaining Fair Value to be Expensed
Balance, December 31, 2012	60,406	$25,952,436	(13,511,064)	$12,441,372
Granted during the year	4,767	1,512,836	—	1,512,836
Forfeited during the year	(3,768)	(1,280,856)	—	(1,280,856)
Current year expense	—	—	(5,857,060)	(5,857,060)

Balance, December 31, 2013	61,405	$26,184,416	$(19,368,124)	$6,816,292

8.	Related Party Transactions

The Company has entered into an agreement with certain SunTrust affiliates to serve as subadvisor on designated client accounts including various retirement plans of SunTrust Banks, Inc. In addition, SunTrust Banks, Inc. and its affiliates control and/or have the ability to influence a significant portion of assets invested in the RidgeWorth Funds, for which the Company earns advisory fees. As of December 31, 2013, approximately 11% of the RidgeWorth Funds’ assets were controlled/influenced by SunTrust affiliates (“Affiliates”) outside of RidgeWorth as compared to 21% at December 31, 2012. Servicing fees on assets controlled/influenced by Affiliates during 2013 amounted to $1,114,609 and are reflected in Distribution and Servicing expense.

RidgeWorth Capital Management, Inc.

Notes to Consolidated Financial Statements

SunTrust Bank also provides human resources, accounting/finance, real estate, legal, risk management, and other such support services to the Company under a services agreement for which the Company incurs direct expense. The Company reports the costs incurred for these services as General and Administrative expenses. The costs amounted to $3,745,259 for the year ending 2013.

At December 31, 2013, the Company owes SunTrust $18,098,126 to settle the transfer from the Company to SunTrust of certain deferred tax liabilities and is included in the liabilities to affiliates in the consolidated balance sheet.

9.	Concentrations

The Company’s client base consists primarily of pooled investment vehicles, not for profit organizations, governmental entities, corporations and individuals. A substantial portion of the assets managed by the Company are controlled by a limited number of parties whose decisions could have a significant impact on the Company’s financial performance.

A significant portion of the Company’s revenues is based upon the value of client assets under management. Accordingly, a portion of the Company’s revenue is subject to external risk factors including, but not limited to, downward shifts in the valuation of capital markets and overall economic conditions.

10.	Income Taxes

The Company is included in the consolidated federal income tax return and various consolidated or combined state income tax returns filed by SunTrust Banks, Inc. In accordance with the tax sharing policy applicable to SunTrust Banks, Inc. and each of its subsidiaries, the Company’s income taxes are calculated as if the Company filed separate income tax returns with appropriate adjustments to properly reflect the impact of a consolidated filing. Additionally the Company files its own separate state income tax returns in certain jurisdictions. The current and deferred portions of the income tax expense/(benefit) included in the statement of income as determined in accordance with ASC 740, “Accounting for Income Taxes,” are as follows:

	2013
	Current	Deferred	Total
Federal	$19,536,857	$(16,803)	$19,520,054
State	2,698,762	(212,278)	2,486,484

	$22,235,619	$(229,081)	$22,006,538

RidgeWorth Capital Management, Inc.

Notes to Consolidated Financial Statements

A reconciliation of the expected income tax expense computed at the federal statutory rate of 35% to the Company’s actual provision for income tax expense for the past year is as follows:

2013
Income tax at federal statutory rate of 35%	$20,078,957
State income taxes, net of federal benefit	1,616,215
Other	311,366

Total provision for income taxes	$22,006,538

Deferred income tax assets and liabilities result from the differences between the timing of the recognition of assets and liabilities for financial reporting purposes and for income tax return purposes. These assets and liabilities are measured using the enacted tax rates and laws that are currently in effect. The significant components of the deferred tax assets and deferred tax liabilities were as follows:

2013
Deferred Tax Assets:
State net operating losses and other carryforwards	$3,054,549
Employee Benefits	21,610,191
Investments	2,566,852
Accrued Expenses	1,124,900

Total Gross Deferred Tax Assets	28,356,492
Valuation allowance against state net operating losses and other carryforwards	(2,046,131)

Total Deferred Tax Assets	26,310,361

Deferred Tax Liabilities:
Goodwill & Other Intangibles	(22,591,575)
Employee Benefits	—
Other	(471,523)

Total Deferred Tax Liability	(23,063,098)

Net Deferred Tax Asset	$3,247,263

The deferred tax assets include state NOLs, capital loss, and state credit carryforwards of $3.1 million as of December 31, 2013. The state carryforwards will expire, if not utilized, in varying amounts from 2016 to 2032. At December 31, 2013, the Company had a valuation allowance recorded against its state carryforwards of $2 million. The Company determined that a valuation allowance is not required for the federal and the remaining state deferred tax assets because it is more likely than not these assets will be realized.

No unrecognized tax benefits have been recorded under ASC 740-10, Income Taxes, and no corresponding interest or penalties have been accrued. The Company continually evaluates the unrecognized tax benefits associated with its uncertain tax positions. The Company does not expect a significant change in its unrecognized tax benefits within 12 months of this reporting date.

RidgeWorth Capital Management, Inc.

Notes to Consolidated Financial Statements

The Company is included in the consolidated federal income tax return and various consolidated or combined state income tax returns filed by SunTrust Banks, Inc. Additionally, the Company files its own separate state income tax returns and local tax returns in certain jurisdictions. SunTrust Banks, Inc. federal income tax returns are no longer subject to examination by the Internal Revenue Service for taxable years prior to 2010. With limited exceptions, SunTrust Banks, Inc. and the Company are no longer subject to examination by state and local taxing authorities for taxable years prior to 2006.

The Company paid $23,351,740 during 2013 to SunTrust to settle its tax obligations.

11.	Consolidated Investment Products

CLOs

A wholly-owned subsidiary of the Company has involvement with CLO entities that own commercial leveraged loans and bonds, certain of which were transferred by SunTrust to the CLOs. In addition to retaining certain securities issued by the CLOs, the Company, through its wholly-owned subsidiary, acts as collateral manager for these CLOs. The securities retained by the Company and the fees received as collateral manager represent a variable interest (“VI”) in the CLOs, which are considered to be variable interest entities (“VIEs”).

Beginning January 1, 2010, upon adoption of the new VIE consolidation guidance, the Company determined that it was the primary beneficiary of, and thus, would consolidate one of these CLOs as it has both the power to direct the activities that most significantly impact the entity’s economic performance and the obligation to absorb losses and the right to receive benefits from the entity that could potentially be significant to the CLO. In addition to fees received as collateral manager, including eligibility for performance incentive fees, the Company owns a portion of the equity preference shares. Further, an affiliate of the Company, owns a senior interest in the CLO. The Company elected to consolidate the CLO at fair value and to carry the financial assets and financial liabilities of the CLO at fair value subsequent to adoption. Substantially all of the assets and liabilities of the CLO are loans and issued debt, respectively. The loans are classified within loans held for sale at fair value and the debt is included with long-term debt on the Company’s consolidated balance sheet. At December 31, 2013, the Company’s consolidated balance sheets reflected $261.1 million of loans held by the CLO and $285.5 million of debt issued by the CLO. The Company is not obligated, contractually or otherwise, to provide financial support to this VIE nor has it previously provided support to this VIE. Further, creditors of the VIE have no recourse to the general credit of the Company, as the liabilities of the CLO are paid only to the extent of available cash flows from the CLO’s assets.

For the remaining CLOs, which are also considered to be VIEs, the Company has determined that it is not the primary beneficiary as it does not have an obligation to absorb losses or the right to receive benefits from the entities that could potentially be significant to the VIE. Its preference share exposure was valued at $2.8 million as of December 31, 2013. The Company’s only remaining involvement with these VIEs was through its collateral manager role.

Additionally, the Company serves as the investment advisor for various private placement, common and collective funds, and registered mutual funds (collectively the “Funds”). The Company evaluates these Funds to determine if the Funds are voting interest entities or VIEs, as well as monitors the nature of its interest in each Fund to determine if the Company is required to consolidate any of the Funds. In February 2010, the FASB issued guidance that defers the application of the new VIE consolidation

RidgeWorth Capital Management, Inc.

Notes to Consolidated Financial Statements

guidance for investment funds meeting certain criteria. All of the registered and unregistered Funds advised by RidgeWorth meet the scope exception criteria and thus are not evaluated for consolidation under the new guidance. Accordingly, the Company continues to apply the consolidation guidance in effect prior to the issuance of the new guidance to interests in funds that qualify for the deferral.

Further, funds that were determined to be VIEs under the previous accounting guidance and are still considered VIEs under the new accounting guidance are required to comply with the new disclosure requirements.

The Company has concluded that some of the Funds are VIEs because the equity investors lack decision making rights. However, the Company has concluded that it is not the primary beneficiary of these funds as the Company does not absorb a majority of the expected losses nor expected returns of the funds. The Company’s exposure to loss is limited to the investment advisor and other administrative fees it earns and if applicable, any equity investments. The total unconsolidated assets of these funds as of December 31, 2013 were $314 million.

The Company does not have any contractual obligations to provide monetary support to any of the Funds. Further, the Company did not provide any significant support, contractual or otherwise, to the Funds during the year ended December 31, 2013.

Limited Liability Company

A wholly-owned subsidiary of the Company serves as managing member of Seix Credit Opportunities Fund, LLC (“the Fund”), a Delaware limited liability company. The Fund is a “feeder” fund in a “master-feeder” structure, whereby the Fund invests all of its assets in Seix Credit Opportunities Master Fund, Ltd (the “Master Fund”), an exempted company incorporated in the Cayman Islands with the same investment objectives as the Fund. The objective of the master fund is to achieve attractive, risk-adjusted net returns, over the long term through the indirect investment of its assets in a diverse portfolio of fixed income securities rated below investment grade by the national rating agencies, including corporate loans, high yield bonds and special situations. The feeder fund is considered to be a VOE for which the company is deemed to control as the managing member and therefore is consolidated in the financial statements. As of December 31, 2013, net assets of funds deemed to be VOEs and consolidated by RidgeWorth are $39.9 million.

RidgeWorth Capital Management, Inc.

Notes to Consolidated Financial Statements

The following tables reflect the impact of consolidation of investment products into the Consolidated Balance Sheets as of December 31, 2013 and the Consolidated Statement of Income for the year ended December 31, 2013.

Consolidating Balance Sheet

As of December 31, 2013	Before Consolidation (1)	VIE	VOE	Adjustments(2)	Consolidation
ASSETS
Cash	$20,267,151	$—	$—	$—	$20,267,151
Intercompany notes due from parent	169,185,000	—	—	—	169,185,000
Receivable from affiliates	1,243,210	—	—	—	1,243,210
Trading securities	7,961,526	—	—	—	7,961,526
Receivables and accrued income	26,934,333	—	—	(3,550,189)	23,384,144
Prepaid assets and other	612,898	—	—	—	612,898
Assets of consolidated investment products:
Cash from consolidated investment products	—	39,435,374	—	—	39,435,374
Receivables and accrued income from consolidated investment products	—	688,716	—	—	688,716
Investments from consolidated investment products	—	—	42,728,852	—	42,728,852
Loans held for sale from consolidated investment products	—	261,072,002	—	—	261,072,002
Investments, equity method	28,034,834	—	—	(23,642,279)	4,392,555
Furniture, equipment and leasehold improvements, net	4,349,864	—	—	—	4,349,864
Deferred taxes, net	3,247,263	—	—	—	3,247,263
Intangible assets, net	9,991,904	—	—	—	9,991,904
Goodwill	152,293,158	—	—	—	152,293,158
Other assets	111,816	—	—	—	111,816

Total assets	$424,232,957	$301,196,092	$42,728,852	$(27,192,468)	$740,965,433

LIABILITIES AND EQUITY
Liabilities
Income taxes payable	$1,932,136	$—	$—	$—	$1,932,136
Accounts payable and accrued liabilities	3,696,558	7,009	—	—	3,703,567
Accrued compensation and benefits	43,727,094	—	—	—	43,727,094
Other liabilities	2,261,250	—	—	—	2,261,250
Liabilities to affiliates	18,105,420	—	—	—	18,105,420
Liabilities of consolidated investment products:
Other payables from consolidated investment products	—	1,837,500	138,693	(138,693)	1,837,500
Accrued interest from consolidated investment products	—	93,853	—	—	93,853
Long-term debt from consolidated investment products	—	285,465,159	—	—	285,465,159
Capital withdrawals payable from consolidated investment products	—	—	2,731,876	—	2,731,876

Total liabilities	69,722,458	287,403,521	2,870,569	(138,693)	359,857,855

Commitment and Contingencies (Note 13)

EQUITY
Equity attributable to common shareholders:
Common shares ($0.01 par value; 1 million authorized; 557,197 outstanding)	5,500	—	—	—	5,500
Additional paid-in capital	171,282,519				171,282,519
Retained Earnings	183,222,480	2,874,230	25,239,644	(26,517,045)	184,819,309

Total equity attributable to common shareholders	354,510,499	2,874,230	25,239,644	(26,517,045)	356,107,328
Equity attributable to noncontrolling interests in consolidated entities	—	10,918,341	14,618,639	(536,730)	25,000,250

Total equity	354,510,499	13,792,571	39,858,283	(27,053,775)	381,107,578

Total liabilities and equity	$424,232,957	$301,196,092	$42,728,852	$(27,192,468)	$740,965,433

(1)	The Before Consolidation column includes RidgeWorth’s equity interest in the investment products subsequently consolidated, accounted for as equity method and/or available-for-sale.
(2)	Adjustments include the elimination of intercompany transactions between the Company and its consolidated investment products, primarily the elimination of the Company’s equity at risk recorded as investments by the Company (before consolidation) against equity.

RidgeWorth Capital Management, Inc.

Notes to Consolidated Financial Statements

Consolidating Statement of Income

	Before
Year Ending December 31, 2013	Consolidation(1)	VIE	VOE	Adjustments(2)	Consolidation
Operating revenues
Investment management fees	$180,576,915	$—	$—	$(2,231,529)	$178,345,386
Performance fees	893,817	—	—	(572,689)	321,128

Total operating revenues	181,470,732	—	—	(2,804,218)	178,666,514

Operating expenses
Compensation and benefits	89,093,906	—	—	—	89,093,906
Distribution and servicing	6,483,953	—	—	—	6,483,953
General and administrative	29,882,827	—	—	—	29,882,827
General and administrative of consolidated investment products	—	1,952,297	1,177,785	(2,231,529)	898,553
Depreciation and other amortization	1,203,008	—	—	—	1,203,008
Amortization of intangible assets	2,803,470	—	—	—	2,803,470

Total operating expenses	129,467,164	1,952,297	1,177,785	(2,231,529)	130,365,717

Operating Income	52,003,568	(1,952,297)	(1,177,785)	(572,689)	48,301,797

Other income (expense):
Realized and unrealized gain on investments	4,991,473	—	—	(2,137,327)	2,854,146
Realized and unrealized gains of consolidated investment products, net	—	9,348,036	2,728,548	—	12,076,584

Total other income, net	4,991,473	9,348,036	2,728,548	(2,137,327)	14,930,730

Interest income (expense):
Interest income	189,849	—	—	—	189,849
Interest income from consolidated investment products, net	—	—	2,413,371	—	2,413,371

Total interest income, net	189,849	—	2,413,371	—	2,603,220

Income before income taxes	57,184,890	7,395,739	3,964,134	(2,710,016)	65,834,747
Provision for income taxes	22,006,538	—	—	—	22,006,538

Net income, including net income attributable to noncontrolling interests	35,178,352	7,395,739	3,964,134	(2,710,016)	43,828,209
Net income attributable to noncontrolling Interests	—	(7,212,183)	(1,612,775)	—	(8,824,958)

Net income attributable to common shareholders	$35,178,352	$183,556	$2,351,359	$(2,710,016)	$35,003,251

(1)	The Before Consolidation column includes RidgeWorth’s equity interest in the investment products subsequently consolidated, accounted for as equity method and/or available-for-sale.
(2)	Adjustments include the elimination of intercompany transactions between the Company and its consolidated investment products, primarily the elimination of management fees expensed by the funds and recorded as operating revenues (before consolidation) by the Company.

12.	Fair Value Election and Measurement

The Company carries certain assets and liabilities at fair value on a recurring basis and appropriately classifies them as level 1, 2 or 3 within the fair value hierarchy. The Company’s recurring fair value measurements are based on a requirement to carry such assets and liabilities at fair value or the Company’s election to carry certain financial assets and liabilities at fair value. Assets that are required to be carried at fair value on a recurring basis include trading securities. Assets and liabilities that the Company has elected to carry at fair value on a recurring basis include certain loans held for sale and long-term debt from consolidated investment products. All such assets and liabilities are considered either level 1 or level 2, and there were no transfers between level 1 and level 2 assets and liabilities during 2013. The Company did not have any such assets or liabilities classified as level 3 during 2013.

RidgeWorth Capital Management, Inc.

Notes to Consolidated Financial Statements

The following is a discussion of the valuation techniques and inputs used in developing fair value measurements for assets and liabilities classified as level 1 and level 2 that are measured at fair value on a recurring basis, based on the class of financial instrument as determined by the nature and risks of the instrument.

CDO Securities

Collateralized loan obligation interests in Company-sponsored securitizations and structured participations, which are classified as trading assets, totaled $2.8 million as of December 31, 2013. The Company classifies these securities as level 2 and with the assistance of an affiliate uses independent broker pricing based on market trades and/or from new issuance of similar assets which is readily available.

Loans Held for Sale

As discussed in Note 11, Consolidated Investment Products, the Company has determined that it is the primary beneficiary of a CLO vehicle, which resulted in the Company consolidating the loans and long-term debt of that vehicle. Because the CLO trades its loans from time to time and in order to fairly present the economics of the CLO, the Company elected to carry the loans of the CLO at fair value. The Company is able to obtain fair value estimates for substantially all of these loans using a reputable, third party valuation service that is broadly used by market participants. While most of the loans are traded in the markets, the Company does not believe the loans qualify as level 1 instruments, as the volume and the level of trading activity is subject to variability and the loans are not exchange-traded, such that the Company believes that level 2 is more representative of the general market activity for the loans.

Long-Term Debt

The Company carries approximately $261.1 million of issued securities contained in a consolidated CLO at fair value to recognize the nonrecourse nature of these liabilities to the Company. Specifically, the holders of the liabilities are only paid interest and principal to the extent of the cash flows from the assets of the vehicle, and the Company has no current or future obligations to fund any of the CLO vehicle’s liabilities. The Company classified these securities as level 2, as the primary driver of their fair values are the loans owned by the CLO, which the Company also elected to carry at fair value, as discussed herein under “Loans Held for Sale.”

Mutual Funds

Equity securities are comprised of seed capital investments in one RidgeWorth mutual fund. This security is actively traded in the market and thus valued by using a market price for this instrument which is considered a level 1 input.

Investment in Seix Credit Opportunities Fund, LLC

The Fund’s investment in the Master Fund is at fair value, which is the Fund’s proportionate interest in the net assets of the Master Fund. Valuation of the investments held by the Master Fund has been classified as Level 2 as there is not an observable market price of the Fund given the structure of the Fund.

RidgeWorth Capital Management, Inc.

Notes to Consolidated Financial Statements

		Fair Value Measurements at December 31, 2013 Using
	Assets/ (Liabilities)	Quoted Prices in Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
CDO securities	$2,829,600	$—	$2,829,600	$—
Mutual Funds	5,131,926	5,131,926		—
Loans held for sale	261,072,002	—	261,072,002	—
Investment in Seix Credit Opportunities Fund, LLC	42,728,852	—	42,728,852	—
Long-term debt	(285,465,159)	—	(285,465,159)	—

The following table presents the difference between the aggregate fair value and the aggregate unpaid principal balance of loans held for sale for which the fair value option (“FVO”) has been elected. The table also includes the difference between the aggregate fair value and the aggregate unpaid principal balance of loans that are 90 days or more past due, as well as loans in nonaccrual status.

	Aggregate Fair Value December 31, 2013	Aggregate Unpaid Principal Balance under FVO December 31, 2013	Fair Value Over/(Under) Unpaid Principal Balance
Loans held for sale	$258,718,576	$261,186,458	$(2,467,882)
Past due loans of 90 days or more	330,124	1,515,303	(1,185,179)
Nonaccrual Loans	2,023,302	14,575,761	(12,552,459)
Long-term debt	285,465,159	285,465,159	—

The following table presents the change in fair value during the year ended December 31, 2013 of financial instruments for which the FVO has been elected.

	Fair value Gain/(Loss) for the Year Ended December 31, 2013 for Items Measured at Fair Value Pursuant to Election of the FVO
(in thousands)	Gain/(Loss) of Consolidated Investment Products	Total Changes in Fair Value Included in Current Period Earnings
Loans held for sale	$990,805	$990,805

Non-recurring Fair Value Measurement

The Company has elected to account for its minority interest in Zevenbergen Capital Investments (“ZCI”) at fair value on a non-recurring basis and classifies the investment as level 3 within the fair value hierarchy as the result of the valuation methodology used and the lack of observable inputs. ZCI’s client base consists primarily of public funds and endowments and foundations, a concentration of which is

RidgeWorth Capital Management, Inc.

Notes to Consolidated Financial Statements

represented by a limited number of clients. The Company’s minority interest in ZCI is accounted for under the equity method of accounting; however, during 2012 the Company concluded that the fair value of its investment, based on the estimated expected remaining cash flows to be received from the investment discounted at a market rate that is commensurate with the investment risk profile, was less than the carrying value of the investment under the equity method. Accordingly, the Company reduced its carrying value on the investment. There was no such reduction for the year ended December 31, 2013.

13.	Commitments and Contingencies

The Company is subject to various routine reviews, regulatory audits and inspections by the SEC and from time to time may become involved in legal proceedings arising in the ordinary course of business. It is the opinion of management that the ultimate liabilities, if any, will note have a material adverse impact on the Company’s consolidated financial statements.

14.	Subsequent Events

The Company has evaluated subsequent events through the date which the financial statements were issued.